As filed with the Securities and Exchange Commission on March 19, 2004
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UnitedHealth Group Incorporated	Minnesota	41-1321939
UHC Capital I	Delaware	41-6455158
UHC Capital II	Delaware	41-6455159
UHC Capital III	Delaware	41-6455160
UHC Capital IV	Delaware	41-6455161
(Exact name of registrant as specified in its charter)	(State or other jurisdiction or incorporation or organization)	(I.R.S. Employer Identification Code)

UnitedHealth Group Center 9900 Bren Road East Minnetonka, Minnesota 55343 (952) 936-1300 (Address, including zip code, of registrant’s principal executive offices)	David J. Lubben, Esq.
General Counsel
UnitedHealth Group Incorporated
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343
(952) 936-1300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Jonathan B. Abram, Esq.
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
(612) 343-7962

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☑

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities	Amount to be	Offering Price Per	Aggregate Offering	Amount of
to be Registered	Registered	Unit(1)(2)	Price(1)(2)	Registration Fee

Debt Securities of UnitedHealth Group Incorporated(4)(5)	—	— (3)	— (3)	—
Preferred Stock of UnitedHealth Group Incorporated(6)	—	—	—	—
Common Stock of UnitedHealth Group Incorporated(6)(8)	—	—	—	—
Depositary Shares(6)(7)	—	—	—	—
Securities Warrants(9)	—	—	—	—
Preferred Securities of UHC Capital I, II, III and IV by UnitedHealth Group Incorporated	—	—	—	—
Guarantees of Preferred Securities of UHC Capital I, II, III and IV by UnitedHealth Group Incorporated(10)	—	—	—	—
Purchase Contracts and Purchase Units of UnitedHealth Group Incorporated(11)	—	—	—	—

Total Securities	$2,000,000,000	100%	$2,000,000,000	$221,725(12)

(1)	Not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3. Securities registered hereby may be offered for U.S. dollars or the equivalent thereof in foreign currencies, currency units or composite currencies. Securities registered hereby may be sold separately or together with other securities registered hereby.
(2)	Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).
(3)	Plus accrued interest, if any.
(4)	In the case of debt securities issued at an original issue discount, such greater principal amount as shall result in an aggregate offering price of the amount set forth above or, in the case of debt securities denominated in a currency other than U.S. dollars or in a composite currency, such U.S. dollar amount as shall result from converting the aggregate public offering price of such debt securities in U.S. dollars at the spot exchange rate in effect on the date such debt securities are initially offered to the public.

(footnotes continued on following page)

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effect on such date as the Commission, acting pursuant to such Section 8(a), may determine.

(5)	The debt securities to be offered hereunder will consist of one or more series of senior debt securities or subordinated debt securities, or both, as more fully described herein.
(6)	In addition to any preferred stock, common stock and depositary shares that may be issued directly under this registration statement, there are being registered hereunder such indeterminate number of shares of preferred stock and common stock and depositary shares as may be issued upon conversion of or exchange of debt securities, preferred stock and depositary shares, as the case may be, for which no separate consideration or remuneration will be received by the registrant.
(7)	Depositary shares will represent fractional interests in preference stock registered hereby.
(8)	The aggregate amount of common stock registered hereunder is limited, solely for purposes of any at-the-market offerings, to that which is permissible under Rule 415(a)(4) of the Securities Act of 1933, as amended.
(9)	Securities warrants will represent the right to purchase debt securities, preferred stock, common stock or depositary shares as may be issued upon conversion of, or in exchange for, or upon exercise of, debt securities, preferred stock, warrants, purchase contracts or purchase units, as the case may be.

(10)	In addition to the guarantees and the junior subordinated debt securities, UnitedHealth Group Incorporated is also registering under this registration statement certain other back-up obligations of UnitedHealth Group Incorporated. Such back-up obligations include its obligations under the relevant indenture and under the Trust Agreement (as defined) of each of UHC Capital I, II, III and IV (the “Trusts”) pursuant to which UnitedHealth Group Incorporated will agree, among other things, to pay all debts and obligations (other than with respect to the preferred securities and the common securities) of the relevant Trust, and all costs or expenses of the relevant Trust, including all fees, expenses and taxes of such Trust. No separate consideration will be received by UnitedHealth Group Incorporated for the guarantees or such other back-up obligations. See “Relationship Among the Preferred Securities, the Corresponding Junior Subordinated Debt Securities and the Guarantees” in the form of prospectus relating to the preferred securities included herein.
(11)	Purchase contracts and purchase units will represent contracts to purchase and sell our own securities or the securities of third parties. Purchase units may consist of a purchase contract and any one or more of the securities referred to in Notes (1)-(10) offered and sold together.
(12)	The amount of securities being carried forward from Registration Statement No. 333-105875 pursuant to Rule 429 is $250 million, and UnitedHealth Group Incorporated previously paid a filing fee with respect to such securities of $20,225 (calculated at the rate in effect at the time such Registration Statement was filed).

Pursuant to Rule 429, the Prospectus contained in this Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 1 to Registration Statement No. 333-105875 of UnitedHealth Group Incorporated (the “Prior Registration Statement”). The amount of securities eligible to be sold under the Prior Registration Statement ($250 million as of March 19, 2004) will be carried forward to this Registration Statement. Such Post-Effective Amendment No. 1 shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(a) of the Securities Act of 1933. The amount of the filing fee associated with such securities that was previously paid with the Prior Registration Statement is $20,225.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated March 19, 2003

PROSPECTUS

UNITEDHEALTH GROUP INCORPORATED

UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343
(952) 936-1300

$2,000,000,000

UnitedHealth Group Incorporated

Debt Securities

Preferred Stock
Common Stock
Depositary Shares
Securities Warrants
Purchase Contracts
Purchase Units

UHC CAPITAL I

UHC CAPITAL II
UHC CAPITAL III
UHC CAPITAL IV

Preferred Securities

Fully and unconditionally guaranteed, as described in this prospectus, by

UnitedHealth Group Incorporated

     We will provide the specific terms of these securities in supplements to this prospectus.

     You should read this prospectus and the applicable prospectus supplement carefully before you invest.

     The common stock of UnitedHealth Group Incorporated is listed on the New York Stock Exchange under the symbol “UNH.”

     See “Risk Factors” beginning on Page 3 for a discussion of certain risks that you should consider before buying our securities.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is           , 2004.

ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
SELECTED CONSOLIDATED FINANCIAL DATA
UNITEDHEALTH GROUP
THE TRUSTS
USE OF PROCEEDS
RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
DESCRIPTION OF SECURITIES
DESCRIPTION OF DEBT SECURITIES
DESCRIPTION OF PREFERRED STOCK
DESCRIPTION OF COMMON STOCK
DESCRIPTION OF DEPOSITARY SHARES
DESCRIPTION OF SECURITIES WARRANTS
DESCRIPTION OF THE PREFERRED SECURITIES
DESCRIPTION OF THE GUARANTEE
THE EXPENSE AGREEMENT
RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE CORRESPONDING JUNIOR SUBORDINATED DEBT SECURITIES AND THE GUARANTEES
DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS
BOOK-ENTRY ISSUANCE
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II
SIGNATURES
SIGNATURES
Form of Common Stock Warrant Agreement
Preferred Stock Warrant Agreement
Debt Securities Warrant Agreement
Opinion and Consent of Dorsey & Whitney LLP
Opinion of Richards, Layton & Finger
Computation of Ratio of Earnings to Fixed Charges
Consent of Deloitte & Touche LLP
Power of Attorney
Form T-1 Statement of Eligibility
Form T-1 Statement of Eligibility
Form T-1 Statement of Eligibility
Form T-1 Statement of Eligibility
Form T-1 Statement of Eligibility
Form T-1 Statement of Eligibility
Form T-1 Statement of Eligibility
Form T-1 Statement of Eligibility
Form T-1 Statement of Eligibility
Form T-1 Statement of Eligibility
Form T-1 Statement of Eligibility

ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that UnitedHealth Group and the trusts (namely, UHC Capital I, UHC Capital II, UHC Capital III and UHC Capital IV) filed with the SEC using a “shelf” registration process. Under this shelf process, UnitedHealth Group may sell:

•	debt securities;

•	preferred stock;

•	common stock;

•	purchase contracts and purchase units;

•	depositary shares; and

•	securities warrants

and the trusts may sell:

•	preferred securities (representing undivided beneficial interests in the trusts) to the public; and

•	common securities to UnitedHealth Group in one or more offerings.

      The trusts will use the proceeds from sales of securities to buy series of junior subordinated debt securities from UnitedHealth Group with terms that correspond to the preferred securities.

      In the event that a trust sells preferred securities under this prospectus and uses the proceeds from the sale to buy junior subordinated debt securities from UnitedHealth Group, UnitedHealth Group:

•	will pay principal and interest on the junior subordinated debt securities, subject to the payment of its more senior debt;

•	may choose to distribute the junior subordinated debt securities pro-rata to the holders of the related preferred securities and common securities if it terminates a trust; and

•	will fully and unconditionally guarantee the preferred securities based on:

•	its obligations to make payments on the junior subordinated debt securities;

•	its obligations under the guarantees (its payment obligations are subject to payment on all of its general liabilities); and

•	its obligations under the applicable trust agreements.

      This prospectus provides you with a general description of the securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

      The registration statement that contains this prospectus (including the exhibits filed with and incorporated by reference to the registration statement) contains additional information about UnitedHealth Group, the trusts and the securities offered under this prospectus. That registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

WHERE YOU CAN FIND MORE INFORMATION

      UnitedHealth Group files annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may read and copy any document UnitedHealth Group files at the SEC’s public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. UnitedHealth Group’s SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. UnitedHealth Group’s SEC filings are also available at the offices of the NYSE. For further information on obtaining copies of UnitedHealth Group’s public filings at the NYSE, you should call (212)656-5060.

      The SEC allows UnitedHealth Group to “incorporate by reference” the information UnitedHealth Group files with the SEC, which means that UnitedHealth Group can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that UnitedHealth Group files with the SEC will automatically update this prospectus. UnitedHealth Group incorporates by reference the following documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until UnitedHealth Group or any underwriters sell all of the securities:

•	Annual Report on Form 10-K for the year ended December 31, 2003;

•	Current Reports on Form 8-K filed on January 6, 2004, January 12, 2004, February 10, 2004 and February 10, 2004; and

•	the description of our common stock contained in any registration statement on Form 8-A filed by us under the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating any such description.

      You may request a copy of these filings at no cost, by writing to or telephoning UnitedHealth Group at the following address:

UnitedHealth Group Incorporated
UnitedHealth Group Center
9900 Bren Road East
Minnetonka, Minnesota 55343
Attn: Legal Department
(952)936-1300

      The trusts have no separate financial statements. The statements would not be material to holders of the preferred securities because the trusts have no independent operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus contains and the applicable prospectus supplement will contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words or phrases “believes,” “anticipates,” “intends,” “will likely result,” “estimates,” “projects” and similar expressions identify these forward-looking statements. Although UnitedHealth Group and the trusts believe that the expectations reflected in these forward-looking statements are reasonable, our business involves risks and uncertainties that may cause our actual results to differ significantly from the results discussed in the forward-looking statements.

      You should read the text under the heading “Risk Factors” that are included in this prospectus and will be included in the applicable prospectus supplement for cautionary statements regarding our business and results of operations. These statements will take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

RISK FACTORS

We must effectively manage our health care costs.

      Under risk-based product arrangements, we assume the risk of both medical and administrative costs for our customers in return for monthly premiums. Premium revenues from risk-based products (excluding AARP) comprise approximately 75% of our total consolidated revenues. We use approximately 80% to 85% of our premium revenues to pay the costs of health care services delivered to our customers. The profitability of our risk-based products depends in large part on our ability to accurately predict, price for, and effectively manage health care costs. Total health care costs are affected by the number of individual services rendered and the cost of each service. Our premium revenue is typically fixed in price for a 12-month period and is generally priced one to four months before contract commencement. Services are delivered and related costs are incurred when the contract commences. Although we base the premiums we charge on our estimate of future health care costs over the fixed premium period, inflation, regulations and other factors may cause actual costs to exceed what was estimated and reflected in premiums. These factors may include increased use of services, increased cost of individual services, catastrophes, epidemics, the introduction of new or costly treatments and technology, new mandated benefits or other regulatory changes, insured population characteristics and seasonal changes in the level of health care use. Relatively small differences between predicted and actual medical costs as a percentage of premium revenues can result in significant changes in our financial results. For example, if medical costs increased by one percent for our commercial insured products, our annual net earnings for 2003 would have been reduced by approximately $75 million. In addition, the financial results we report for any particular period include estimates of costs incurred for which the underlying claims have not been received by us or for which the claims have been received but not processed. If these estimates prove too high or too low, the effect of the change will be included in future results.

We face intense competition in many of our markets and customers have flexibility in moving between competitors.

      Our businesses compete throughout the United States and face significant competition in all of the geographic markets in which they operate. For our Uniprise and Health Care Services businesses, competitors include Aetna, Anthem, Cigna, Coventry, Humana, PacifiCare, Oxford, WellPoint, numerous for profit and not for profit organizations operating under licenses from the Blue Cross Blue Shield Association and other enterprises concentrated in more limited geographic areas. Our Specialized Care Services and Ingenix businesses also compete with a number of businesses. Moreover, we believe that barriers to entry in many markets are not substantial, so the addition of new competitors can occur relatively easily, and customers enjoy significant flexibility in moving between competitors. In particular markets, these competitors may have capabilities that give them a competitive advantage. Greater market share, established reputation, superior supplier arrangements, existing business relationships, and other factors all can provide a competitive advantage. In addition, significant merger and acquisition activity has occurred in the industries in which we operate, both as to our competitors and suppliers in these industries. This level of consolidation makes it more difficult for us to retain or increase customers, to improve the terms on which we do business with our suppliers, and to maintain or advance profitability.

Our relationship with AARP is significant to our Ovations business.

      Under our 10-year contract with AARP which we entered into in 1998, we provide Medicare Supplement and Hospital Indemnity health insurance and other products to AARP members. As of December 31, 2003, our portion of AARP’s insurance program represented approximately $4.1 billion in annual net premium revenue from approximately 3.8 million AARP members. The AARP contract may be terminated early by us or AARP under certain circumstances, including a material breach by either party, insolvency of either party, a material adverse change in the financial condition of either party, and by mutual agreement. The success of our AARP arrangement depends, in part, on our ability to service AARP and its members, develop additional products and services, price the products and services competitively, and respond effectively to federal and state regulatory changes. Additionally, events that adversely affect AARP or one of its other business partners for its member insurance program could have an adverse effect on the success of our arrangement with AARP. For example, if customers were dissatisfied with the products AARP offered or its reputation, if federal legislation limited opportunities in the Medicare market, or if the services provided by AARP’s other business partners were unacceptable, our business could be adversely affected.

The effects of the new Medicare reform legislation on our business are uncertain.

      Recently enacted Medicare reform legislation is complex and wide-ranging. There are numerous provisions in the legislation that will influence our business, although at this early stage, it is difficult to predict the extent to which our business will be affected. While uncertain as to impact, we believe the increased funding provided in the legislation will intensify competition in the seniors health services market.

Our business is subject to intense government scrutiny and we must respond quickly and appropriately to frequent changes in government regulations.

      Our business is regulated at the federal, state, local and international levels. The laws and rules governing our business and interpretations of those laws and rules are subject to frequent change. Broad latitude is given to the agencies administering those regulations. Existing or future laws and rules could force us to change how we do business, restrict revenue and enrollment growth, increase our health care and administrative costs and capital requirements, and increase our liability in federal and state courts for coverage determinations, contract interpretation and other actions. We must obtain and maintain regulatory approvals to market many of our products, to increase prices for certain regulated products and to consummate our acquisitions and dispositions. Delays in obtaining or our failure to obtain or maintain these approvals could reduce our revenues or increase our costs.

      We participate in federal, state and local government health care coverage programs. These programs generally are subject to frequent change, including changes that may reduce the number of persons enrolled or eligible, reduce the amount of reimbursement or payment levels, or increase our administrative or health care costs under such programs. Such changes have adversely affected our financial results and willingness to participate in such programs in the past and may do so in the future.

      State legislatures and Congress continue to focus on health care issues. Legislative and regulatory proposals at state and federal levels may affect certain aspects of our business, including contracting with physicians, hospitals and other health care professionals; physician reimbursement methods and payment rates; coverage determinations; claim payments and processing; use and maintenance of individually identifiable health information; and government-sponsored programs. We cannot predict if any of these initiatives will ultimately become binding law or regulation, or, if enacted, what their terms will be, but their enactment could increase our costs, expose us to expanded liability, require us to revise the ways in which we conduct business or put us at risk for a loss of business.

      We are also subject to various governmental investigations, audits and reviews. Such oversight could result in our loss of licensure or our right to participate in certain programs, or the imposition of civil or criminal fines, penalties and other sanctions. In addition, disclosure of any adverse investigation or audit results or sanctions could damage our reputation in various markets and make it more difficult for us to sell our products and services. We are currently involved in various governmental investigations, audits and reviews. These include routine, regular and special investigations, audits and reviews by the Centers for Medicare and Medicaid Services, state insurance and health and welfare departments and state attorneys general, the Office of Personnel Management, the Office of the Inspector General and U.S. Attorney General.

We depend on our relationships with physicians, hospitals and other health care providers.

      We contract with physicians, hospitals, pharmaceutical benefit service providers and pharmaceutical manufacturers, and other health care providers for favorable prices. A number of organizations are advocating for legislation that would exempt certain of these physicians and health care professionals from federal and state antitrust laws. In any particular market, these physicians and health care professionals could refuse to contract, demand higher payments, or take other actions that could result in higher health care costs, less desirable products for customers or difficulty meeting regulatory or accreditation requirements. In some markets, certain health care providers, particularly hospitals, physician/hospital organizations or multi-specialty physician groups, may have significant market positions or near monopolies that could result in diminished bargaining power on our part.

The nature of our business exposes us to significant litigation risks and our insurance coverage may not be sufficient to cover some of the costs associated with litigation.

      Periodically, we become a party to the types of legal actions that can affect any business, such as employment and employment discrimination-related suits, employee benefit claims, breach of contract actions, tort claims, shareholder suits, and intellectual property-related litigation. In addition, because of the nature of our business, we are routinely made party to a variety of legal actions related to the design, management and offerings of our services. These matters include, but are not limited to, claims related to health care benefits coverage, medical malpractice actions, contract disputes and claims related to disclosure of certain business practices. In 1999, a number of class action lawsuits were filed against us and virtually all major entities in the health benefits business. The suits are purported class actions on behalf of physicians for alleged breaches of federal statutes, including ERISA and the Racketeer Influenced Corrupt Organization Act (“RICO”). Although the expenses which we have incurred to date in defending the 1999 class action lawsuits have not been material to our business, we will continue to incur expenses in the defense of the 1999 class action litigation and other matters, even if they are without merit.

      Following the events of September 11, 2001, the cost of business insurance coverage has increased significantly. As a result, we have increased the amount of risk that we self-insure, particularly with respect to matters incidental to our business. We believe that we are adequately insured for claims in excess of our self-insurance; however, certain types of damages, such as punitive damages, are not covered by insurance. We record liabilities for our estimates of the probable costs resulting from self-insured matters. Although we believe the liabilities established for these risks are adequate, it is possible that the level of actual losses may exceed the liabilities recorded.

Our businesses depend significantly on effective information systems and the integrity of the data in our information systems.

      Our ability to adequately price our products and services, provide effective and efficient service to our customers, and to accurately report our financial results depends significantly on the integrity of the data in our information systems. As a result of our acquisition activities, we have acquired additional systems. We have been taking steps to reduce the number of systems we operate and have upgraded and expanded our information systems capabilities. If the information we rely upon to run our businesses was found to be inaccurate or unreliable or if we fail to maintain effectively our information systems and data integrity, we could lose existing customers, have difficulty attracting new customers, have problems in determining medical cost estimates and establishing appropriate pricing, have customer and physician and other health care provider disputes, have regulatory problems, have increases in operating expenses or suffer other adverse consequences.

      We depend on independent third parties, such as IBM and Medco Health Solutions, Inc., with whom we have entered into agreements, for significant portions of our data center operations and pharmacy benefits management and processing, respectively. Even though we have appropriate provisions in our agreements with IBM and Medco, including provisions with respect to specific performance standards, covenants, warranties, audit rights, indemnification, and other provisions, our dependence on these third parties makes our operations vulnerable to their failure to perform adequately under the contracts, due to internal or external factors. Although there are a limited number of service organizations with the size, scale and capabilities to effectively provide certain of these services, especially with regard to pharmacy benefits processing and management, we believe that other organizations could provide similar services on comparable terms. A change in service providers, however, could result in a decline in service quality and effectiveness or less favorable contract terms.

We must comply with emerging restrictions on patient privacy, including taking steps to ensure compliance by our business associates who obtain access to sensitive patient information when providing services to us.

      The use of individually identifiable data by our businesses is regulated at international, federal and state levels. These laws and rules are changed frequently by legislation or administrative interpretation. Various state laws address the use and maintenance of individually identifiable health data. Most are derived from the privacy provisions in the federal Gramm-Leach-Bliley Act and the Health Insurance Portability and Accountability Act (“HIPAA”). HIPAA also imposes guidelines on our business associates (as this term is defined in the HIPAA regulations). Even though we provide for appropriate protections through our contracts with our business associates, we still have limited control over their actions and practices. Compliance with these proposals and new regulations may result in cost increases due to necessary systems changes, the development of new administrative processes, and the effects of potential noncompliance by our business associates. They also may impose further restrictions on our use of patient identifiable data that is housed in one or more of our administrative databases.

Our knowledge and information-related businesses depend significantly on our ability to maintain proprietary rights to our databases and related products.

      We rely on our agreements with customers, confidentiality agreements with employees, and our trade secrets, copyrights and patents to protect our proprietary rights. These legal protections and precautions may not prevent misappropriation of our proprietary information. In addition, substantial litigation regarding intellectual property rights exists in the software industry, and we expect software products to be increasingly subject to third-party infringement claims as the number of products and competitors in this industry segment grows. Such litigation and misappropriation of our proprietary information could hinder our ability to market and sell products and services.

The effects of the war on terror and future terrorist attacks could have a severe impact on the health care industry.

      The terrorist attacks launched on September 11, 2001, the war on terrorism, the threat of future acts of terrorism and the related concerns of customers and providers have negatively affected, and may continue to negatively affect, the U.S. economy in general and our industry specifically. Depending on the government’s actions and the responsiveness of public health agencies and insurance companies, future acts of terrorism and bio-terrorism could lead to, among other things, increased use of health care services including, without limitation, hospital and physician services; loss of membership in health plans we administer as a result of lay-offs or other reductions of employment; adverse effects upon the financial condition or business of employers who sponsor health care coverage for their employees; disruption of our information and payment systems; increased health care costs due to restrictions on our ability to carve out certain categories of risk, such as acts of terrorism; and disruption of the financial and insurance markets in general.

The market price of our common stock may be particularly sensitive due to the nature of the business in which we operate.

      The market prices of the securities of the publicly-held companies in the industry in which we operate have shown volatility and sensitivity in response to many external factors, including general market trends, public communications regarding managed care, litigation and judicial decisions, legislative or regulatory actions, health care cost trends, pricing trends, competition, earnings, membership reports of particular industry participants and acquisition activity. Despite our specific outlook or prospects, the market price of our common stock may decline as a result of any of these external factors. By way of illustration, our stock price has ranged from $35.33 on December 31, 2001 to $58.18 on December 31, 2003 (as adjusted to reflect stock splits and dividends).

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table summarizes certain selected historical consolidated financial data of UnitedHealth Group which should be read in conjunction with the consolidated financial statements of UnitedHealth Group, and the notes thereto, incorporated by reference into this Prospectus. The financial data for the five years ended December 31, 2003 has been derived from the audited consolidated financial statements of UnitedHealth Group. On May 7, 2003, our Board of Directors declared a two-for-one split of our common stock in the form of a 100 percent common stock dividend. The stock dividend was issued on June 18, 2003, to shareholders of record as of June 2, 2003. All per share calculations below reflect the two-for-one common stock split.

	For the Year Ended December 31,

	2003	2002	2001	2000	1999

	(In millions, except per share data)
Consolidated Operating Results
Revenues	$28,823	$25,020	$23,454	$21,122	$19,562
Earnings From Operations	$2,935	$2,186	$1,566	$1,200	$943
Net Earnings	$1,825	$1,352	$913	$736	$568
Return on Shareholders’ Equity	39.0%	33.0%	24.5%	19.8%	14.1%
Basic Net Earnings per Common Share	$3.10	$2.23	$1.46	$1.14	$0.82
Diluted Net Earnings per Common Share	$2.96	$2.13	$1.40	$1.09	$0.80
Common Stock Dividends per Share	$0.015	$0.015	$0.015	$0.008	$0.008
Consolidated Cash Flows From (Used For)
Operating Activities	$3,003	$2,423	$1,844	$1,521	$1,189
Investing Activities	$(745)	$(1,391)	$(1,138)	$(968)	$(623)
Financing Activities	$(1,126)	$(1,442)	$(585)	$(739)	$(605)
Consolidated Financial Condition (As of period end)
Cash and Investments	$9,477	$6,329	$5,698	$5,053	$4,719
Total Assets	$17,634	$14,164	$12,486	$11,053	$10,273
Debt	$1,979	$1,761	$1,584	$1,209	$991
Shareholders’ Equity	$5,128	$4,428	$3,891	$3,688	$3,863
Debt-to-Total-Capital Ratio	27.8%	28.5%	28.9%	24.7%	20.4%

UNITEDHEALTH GROUP

      UnitedHealth Group is a leader in the health and well-being industry, serving approximately 52 million Americans. We provide individuals with access to quality, cost-effective health care services and resources through more than 400,000 physicians and 3,600 hospitals across the United States. We manage approximately $50 billion in aggregate health care spending on behalf of more than 170,000 employer-customers and the consumers we serve. Our primary focus is on improving the American health care system by simplifying the administrative components of health care delivery, promoting evidence-based medicine as the standard for care, and providing relevant, actionable data that physicians, health care providers, consumers, employers and other participants in health care can use to make better, more informed decisions. We conduct our business primarily through our operating divisions in four business segments.

      Our Uniprise segment serves the employee benefit needs of large organizations by developing cost-effective health care access and benefit strategies and programs, technology and service-driven solutions tailored to the specific needs of each customer. Uniprise offers consumers access to a wide spectrum of health and well-being products and services.

      Our Health Care Services segment consists of our UnitedHealthcare, Ovations and AmeriChoice businesses. UnitedHealthcare coordinates health and well-being services on behalf of local employers and consumers nationwide. Ovations provides health and well-being services for Americans age 50 and older, addressing their unique needs for preventative and acute health care services, for services dealing with chronic disease and for responding to specialized issues relating to their overall well-being. AmeriChoice engages in facilitating health care benefits and services for state Medicaid and other government-sponsored health care programs and their beneficiaries.

      Our Specialized Care Services segment is a portfolio of specialized health and well-being companies, each serving a specific market need with an offering of benefits, provider networks, services and resources. Specialized Care Services provides comprehensive products and services that are focused on highly specialized health care and financial assurance needs, such as mental health and chemical dependency, employee assistance, work-life balance, critical care programs, disease management, care management, vision and dental services, physical therapy services, health-related information, income replacement and life insurance and other health and well-being services.

      Our Ingenix segment is a leader in the field of health care information, serving multiple health care markets on a business-to-business basis. Ingenix customers include other UnitedHealth Group businesses, pharmaceutical, biotechnology and medical device companies, health insurers and other payers, physicians and other health care providers, large employers and government agencies.

THE TRUSTS

      UnitedHealth Group created a number of trusts under Delaware law pursuant to separate trust agreements for each trust. A trust is a fiduciary relationship where one person known as the trustee holds certain property for the benefit of another person, in this case, the purchasers of securities. Prior to any preferred securities being sold by a trust, UnitedHealth Group and the trustees will enter into an amended and restated trust agreement that will be substantially in the form incorporated by reference as an exhibit to the registration statement, which will state the terms and conditions for such trust to issue and sell the specific preferred securities and common securities.

      Each trust exists solely to:

•	issue and sell preferred securities and common securities;

•	use the gross proceeds from the sale of the preferred securities and common securities to purchase corresponding series of UnitedHealth Group’s junior subordinated debt securities;

•	maintain their status as grantor trusts for federal income tax purposes; and

•	engage in other activities that are necessary, convenient or incidental to these purposes.

      UnitedHealth Group will purchase all of the common securities of each trust. The common securities will represent an aggregate liquidation amount equal to at least 3% of each trust’s total capitalization. The preferred securities will represent the remaining 97% of each trust’s total capitalization. The common securities will have terms substantially identical to, and generally will rank equal in priority of payment with, the preferred securities. If UnitedHealth Group defaults on the corresponding junior subordinated debt securities, then distributions on the common securities will be subordinate to the preferred securities in priority of payment.

      For each trust, UnitedHealth Group, as the direct or indirect holder of all of the common securities, has appointed four administrative trustees to conduct such trust’s business and affairs. At the time of entering into the amended and restated trust agreement, an additional trustee will be appointed as a property trustee of such trust and a trustee, who may be one of the four administrative trustees, will be designated as the Delaware trustee. The administrative trustees, the property trustee and the Delaware trustee are collectively referred to in this prospectus as the junior subordinated trustees. The property trustee will hold the trust property, which includes the junior subordinated debt securities and a trust account maintained by the property trustee from which the property trustee will make payments to holders of the preferred securities. The Delaware trustee will have the sole purpose of fulfilling the residency requirements of the Delaware Statutory Trust Act. As the holder of the common securities, UnitedHealth Group (except in certain circumstances) has the power to:

•	appoint the administrative trustees;

•	replace or remove any of the junior subordinated trustees; or

•	increase or decrease the number of junior subordinated trustees.

      This means that if you are dissatisfied with a junior subordinated trustee you will not be able to remove the junior subordinated trustee without the assistance of UnitedHealth Group. Similarly, if UnitedHealth Group is dissatisfied with a junior subordinated trustee it can remove the trustee even if you are satisfied with the trustee.

      In addition, one of the junior subordinated trustees will be the debenture trustee. The debenture trustee will perform the functions of the trustee as set forth in the junior subordinated indenture and the Trust Indenture Act of 1939, as amended. Currently, the junior subordinated indenture and the form of amended and restated trust agreement contemplates the Bank of New York serving as both debenture trustee and property trustee, and the Bank of New York (Delaware) as the Delaware trustee.

      The preferred securities will be fully and unconditionally guaranteed by UnitedHealth Group as described under “Description of the Guarantee.”

      The principal executive offices of each trust is c/o UnitedHealth Group Incorporated, UnitedHealth Group Center, 9900 Bren Road East, Minnetonka, Minnesota 55343, and the telephone number is (952) 936-1300.

USE OF PROCEEDS

      Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the securities offered by UnitedHealth Group will be added to UnitedHealth Group’s general funds and may be used:

•	to meet UnitedHealth Group’s working capital requirements;

•	to redeem or repurchase outstanding securities;

•	to refinance debt;

•	to finance acquisitions; or

•	for general corporate purposes.

      If UnitedHealth Group does not use the net proceeds immediately, it will temporarily invest them in short-term, interest-bearing obligations.

      Each trust will use all proceeds received from the sale of its securities to purchase junior subordinated debt securities of UnitedHealth Group.

RATIOS OF EARNINGS TO FIXED CHARGES AND TO
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      The ratio of earnings to fixed charges and of earnings to fixed charges and preferred stock dividends for each of the periods indicated is set forth below. For purposes of computing these ratios, earnings represent income from continuing operations before extraordinary items. Fixed charges represent interest expense, plus the interest factor in rental expense. For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, fixed charges would then be combined with preferred stock dividend requirements, adjusted to a pretax basis, on the outstanding preferred stock of UnitedHealth Group.

	Year Ended December 31,

	2003	2002		2001		2000		1999

Ratio of Earnings to Fixed Charges	16.64x	13.10	x	9.36	x	8.36	x	7.81	x

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends(a)	16.64x	13.10	x	9.36	x	8.36	x	7.81	x

(a)	For the periods 1999 through 2003, no preferred stock was outstanding and no preferred stock dividends were declared or paid.

DESCRIPTION OF SECURITIES

      This prospectus contains a summary of the senior debt securities, the subordinated debt securities, the junior subordinated debt securities issued to the trusts, the preferred stock, the common stock, the depositary shares, the securities warrants, the preferred securities and the guarantee and the purchase contracts and purchase units.

      If you would like additional information on any of the underlying securities you should read:

•	the agreement between UnitedHealth Group and The Bank of New York, as trustee, under which the senior debt securities will be issued;

•	the agreement between UnitedHealth Group and The Bank of New York, as trustee, under which the subordinated debt securities will be issued;

•	the agreement between UnitedHealth Group and The Bank of New York, as trustee, under which the junior subordinated debt securities will be issued;

•	the certificate of designations, preferences and rights of preferred stock;

•	the deposit agreement;

•	the common stock warrant agreement, the preferred stock warrant agreement and the debt securities warrant agreement;

•	the trust agreement;

•	the guarantee of the preferred securities by UnitedHealth Group; and

•	the applicable prospectus supplement for the material terms and conditions of each security.

      Forms of the documents listed above, with the exception of the prospectus supplement, are incorporated by reference as exhibits to the registration statement. The registration statement includes this prospectus.

DESCRIPTION OF DEBT SECURITIES

Description of Senior Debt Securities

     General

      This section describes the general terms and provisions of the senior debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the senior debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those senior debt securities.

      The senior debt securities will be issued under the senior indenture. The senior indenture has been qualified under the Trust Indenture Act. The senior indenture has been incorporated by reference as an exhibit to the registration statement.

      This section summarizes the material terms and provisions of the senior indenture and the senior debt securities. Because this is only a summary, it does not contain all of the details found in the full text of the senior indenture and the senior debt securities. If you would like additional information you should read the senior indenture and the form of senior debt securities.

      The senior debt securities may be issued from time to time in one or more series. Senior debt securities issued under the senior indenture will be issued as part of a series that UnitedHealth Group has established pursuant to the senior indenture. The amount of senior debt securities offered by this prospectus will be limited to the amount of securities set forth on the cover of this prospectus that UnitedHealth Group has not already issued or reserved for issuance. The senior indenture does not limit the aggregate principal amount of senior debt securities which UnitedHealth Group may issue under the senior indenture.

      The senior debt securities will be unsecured and will rank equally with other unsecured, unsubordinated indebtedness of UnitedHealth Group.

      Unless the applicable prospectus supplement indicates otherwise, the senior debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

      Senior debt securities may be issued in the form of one or more global securities, as described below under “— Global Senior Debt Securities.”

      There will be no service charge for any registration of transfer or exchange of the senior debt securities, but UnitedHealth Group may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the senior debt securities.

      Senior debt securities may be issued as original issue discount securities to be sold at a substantial discount below their principal amount. If a senior debt security is an original issue discount security, that means that an amount less than the principal amount of the senior debt security will be due and payable upon a declaration of acceleration of the maturity of the senior debt security pursuant to the senior indenture. The applicable prospectus supplement will describe the federal income tax consequences and other special factors which should be considered prior to purchasing any original issue discount securities.

      UnitedHealth Group will designate a place of payment where you can receive payment of the principal of and any premium and interest on the senior debt securities or transfer the senior debt securities. Unless the applicable prospectus supplement states otherwise, UnitedHealth Group will pay interest on the senior debt securities to the person listed as the owner of the senior debt securities in the security register at the close of business on the regular record date for the applicable interest payment date. Defaulted interest, however, may be paid to holders as of special record dates established in the manner set forth in the senior indenture.

      All moneys deposited with the trustee or a paying agent, or then held by UnitedHealth Group, in trust for the payment of the principal of or any premium or interest on any senior debt securities which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be paid to UnitedHealth Group on its request, and you may thereafter, as an unsecured general creditor, look only to UnitedHealth Group for payment thereof.

      A prospectus supplement relating to a series of senior debt securities being offered will describe specific terms relating to such series. These terms will include some or all of the following:

•	the title and type of the senior debt securities;

•	any limit on the total principal amount of the senior debt securities;

•	the person to whom any interest on the senior debt securities will be payable, if other than the person in whose name they are registered on the regular record date for the interest;

•	the date or dates on which the principal of and premium, if any, on the senior debt securities will be payable;

•	the interest rate on the senior debt securities; the date from which interest will accrue; the record and interest payment dates on the senior debt securities; any circumstances under which UnitedHealth Group may defer interest payments; and the basis for calculating interest if other than a 360-day year of twelve 30-day months;

•	the place or places where the principal of and premium, if any, and interest on the senior debt securities will be payable and the senior debt securities may be surrendered for registration of transfer or exchange;

•	any applicable redemption provisions that would permit UnitedHealth Group to elect redemption of the senior debt securities prior to their final maturity;

•	whether a sinking fund will be established, which means that monies will be deposited on a regular basis in a separate custodial account that would be used by UnitedHealth Group to redeem the senior debt securities prior to their final maturity;

•	whether the senior debt securities will be convertible into or exchangeable for shares of common stock, and if so, the terms and conditions upon which the senior debt securities will be convertible or exchangeable;

•	the identity of each security registrar and paying agent, if other than or in addition to the senior trustee;

•	if the amount of principal of or any premium or interest on the senior debt securities may be determined by reference to an index or pursuant to a formula, the manner in which those amounts shall be determined;

•	the denominations in which the senior debt securities will be issued;

•	any changes to or additional events of default under the senior indenture or covenants, and any change in the right of the senior trustee or the holders to declare the principal of or any premium or interest on the senior debt securities due and payable;

•	if less than the principal amount, the portion of the principal payable upon acceleration of the senior debt securities following an event of default;

•	whether the senior debt securities are to be issued in whole or in part in the form of one or more global securities;

•	whether the provisions described under the heading “Defeasance Provisions” on page 19 of this prospectus apply to the senior debt securities;

•	the name and address of the senior trustee with respect to the senior debt securities; and

•	any other terms of the senior debt securities.

     Redemption

      The prospectus supplement will describe the provisions, if any, for redemption of the senior debt securities at the option of UnitedHealth Group.

      Unless otherwise described in the prospectus supplement, UnitedHealth Group is not required to make mandatory redemption or sinking fund payments. The prospectus supplement will describe the provisions, if any, regarding sinking fund provisions.

      The senior indenture provides that UnitedHealth Group may:

•	deliver outstanding senior debt securities, with similar terms, of a series (other than any previously called for redemption); and

•	apply as a credit senior debt securities, with similar terms, of a series which have been redeemed either (i) at the election of UnitedHealth Group pursuant to the terms of those senior debt securities, or (ii) through the application of permitted optional sinking fund payments pursuant to the terms of those senior debt securities, in each case, in satisfaction of all or any part of any required sinking fund payment with respect to the senior debt securities, with similar terms, of the same series.

      The senior indenture provides that, if less than all of the senior debt securities of any series are to be redeemed at any time, selection of the senior debt securities for redemption will be made by the senior trustee on:

•	a pro rata basis (and in a manner that complies with applicable legal and stock exchange requirements, if any); or

•	by any other method as the senior trustee shall deem fair and appropriate.

      Portions of the senior debt securities selected for redemption shall be in amounts of $1,000 or in multiples of $1,000, except that if all of the senior debt securities of a holder are to be redeemed, the entire outstanding amount shall be redeemed.

      Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of senior debt securities to be redeemed at its registered address. If any senior debt security is to be redeemed in part only, the notice of redemption that relates to the senior debt security shall state the portion of the principal amount of the senior debt security to be redeemed. A new senior debt security, with similar terms and of the same series, in principal amount equal to the unredeemed portion of the original senior debt security, if any, will be issued in the name of the holder of the original senior debt security upon cancellation of the original senior debt security.

      On and after the redemption date, interest will no longer accrue on the senior debt securities or any part of the senior debt securities called for redemption unless UnitedHealth Group defaults in the payment of the redemption price and accrued interest.

     Repurchase at the Option of Holders

      The senior indenture does not contain provisions that require UnitedHealth Group to repurchase senior debt securities at the option of the holders of the senior debt securities.

      The senior indenture provides that:

•	if repurchase rights are provided for, and

•	if the amounts deposited in connection with the repurchase rights are insufficient to pay the repurchase price of all senior debt securities of the applicable series having repurchase rights,

then, the senior trustee shall select senior debt securities to be repurchased on a pro rata basis from the holders who have repurchase rights and who elect to exercise the repurchase rights (and in a manner that complies with any applicable legal and stock exchange requirements).

     Conversion and Exchange

      Unless otherwise described in the prospectus supplement, the senior debt securities are not convertible or exchangeable for common stock of UnitedHealth Group.

     Certain Definitions

      Set forth below are certain defined terms used in the senior indenture. Please refer to the senior indenture for full definitions of all terms.

      “Capital Stock” means:

•	corporate stock including, without limitation, common stock and preferred stock;

•	any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

•	partnership interests (whether general or limited); and

•	any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing person.

      “Consolidated Net Worth” means, with respect to any person as of any date, the sum of:

•	the consolidated equity of the common shareholders of a person and its consolidated Subsidiaries as of a particular date; plus

•	the respective amounts reported on a person’s balance sheet as of a particular date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in the year of declaration and payment, but only to the extent of any cash received by a person upon issuance of the preferred stock; less

•	all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of the business), subsequent to the date of the senior indenture, in the book value of any asset owned by a person or a consolidated Subsidiary of that person; and

•	all unamortized debt discount and expense and unamortized deferred charges as of a particular date,

all of the foregoing determined in accordance with generally accepted accounting principles.

      “Default” means any event that is or with the passage of time or the giving of notice or both would be an event of default under the senior indenture.

      “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event:

•	matures; or

•	is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise; or

•	is redeemable at the option of the holder of the Capital Stock,

in whole or in part, on or prior to the date that is 91 days after the date on which the applicable senior debt securities mature.

      “Principal Property” means:

•	the land;

•	the land improvements;

•	the buildings; and

•	the fixtures (to the extent they constitute real property interests)

(including any leasehold interest therein) constituting UnitedHealth Group’s principal corporate office or any other discrete facility of UnitedHealth Group and its Subsidiaries (whether owned at the date of initial issuance of the applicable senior debt securities or acquired after that date), provided in each case that the facility:

•	is owned by UnitedHealth Group or any Subsidiary;

•	is located within any of the present 50 states of the United States of America or the District of Columbia;

•	has not been determined in good faith by UnitedHealth Group’s Board of Directors not to be of material importance to the business conducted by UnitedHealth Group and its Subsidiaries taken as a whole; and

•	has a book value as of the date as of which the determination is being made in excess of 5% of the Consolidated Net Worth of UnitedHealth Group as of the most recent quarterly consolidated balance sheet of UnitedHealth Group prepared in accordance with generally accepted accounting principles.

      “Restricted Subsidiary” means:

•	each Subsidiary as of the date of the senior indenture; and

•	each Subsidiary created or acquired after the date of the senior indenture, provided, however, that any Subsidiary may be expressly excluded by resolution of the board of directors of UnitedHealth Group before, or within 120 days following, the creation or acquisition of the Subsidiary.

      “Subsidiary” means, with respect to any person:

•	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the entity is at the time owned or controlled, directly or indirectly, by the person or one or more of the other Subsidiaries of that person (or a combination thereof); and

•	any partnership:

(a) the sole general partner or the managing general partner of which is the person or a Subsidiary of that person; or

(b) the only general partners of which are the person or of one or more Subsidiaries of that person (or any combination thereof).

     Certain Covenants

      Limitation on Liens. Unless the applicable prospectus supplement indicates otherwise and except as otherwise indicated below, the senior indenture provides that UnitedHealth Group will not, and will not permit any Restricted Subsidiary to, create, assume, incur or allow to exist:

•	any lien, which includes any mortgage, pledge, lien, encumbrance, charge or security interest of any kind, upon any stock or indebtedness of any Restricted Subsidiary, whether owned on the date of the senior indenture or acquired after that date, to secure any indebtedness for money borrowed of UnitedHealth Group or any other person (other than the senior debt securities); or

•	any lien upon any Principal Property, whether owned or leased on the date of the senior indenture, or acquired after that date, to secure any indebtedness for money borrowed of UnitedHealth Group or any other person (other than the senior debt securities), in each case, without making effective provision to secure all the outstanding senior debt securities on the same basis as the indebtedness for money borrowed.

      The restriction referred to in the preceding paragraph does not include the following permitted liens:

•	any lien upon property, stock or indebtedness of an entity existing at the time such entity becomes a Restricted Subsidiary;

•	any lien upon property, stock or indebtedness existing at the time it is acquired by UnitedHealth Group or a Restricted Subsidiary (whether directly or by merger, consolidation or otherwise) or granted to secure payment of any part of the purchase price thereof or granted to secure any indebtedness incurred for money borrowed to finance the purchase thereof (provided that the indebtedness for money borrowed is incurred before, concurrently with or within 270 days after the completion of the purchase);

•	any lien upon property to secure any part of the cost of development, construction, alteration, repair or improvement of the property or granted to secure indebtedness for money borrowed incurred to finance the cost (provided that the indebtedness for money borrowed is incurred before, concurrently with or within 270 days after the completion of the development, construction, alteration, repair or improvement);

•	any lien securing indebtedness for money borrowed of a Restricted Subsidiary owing to UnitedHealth Group or to another Restricted Subsidiary;

•	any lien existing on the date of initial issuance of the applicable senior debt securities;

•	any lien on property of UnitedHealth Group or a Restricted Subsidiary in favor of the United States of America or any State or political subdivision thereof, or in favor of any other country or any political subdivision thereof, to secure payment pursuant to any contract or statute, rule or regulation; and

•	any extension, renewal or replacement, in whole or in part, of any lien referred to in the preceding six bullet points; provided, however, that the principal amount of indebtedness for money borrowed secured thereby shall not exceed the principal amount of indebtedness for money borrowed so secured at the time of the extension, renewal or replacement; and provided, further, that the lien shall be limited to all or part of the property which was subject to the lien that was extended, renewed or replaced.

      Notwithstanding the two preceding paragraphs, UnitedHealth Group may, and may permit any Restricted Subsidiary, to:

•	create any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property;

•	assume any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property; and

•	incur or allow to exist any lien upon any stock or indebtedness of any Restricted Subsidiary or upon any Principal Property;

in each case, without securing the senior debt securities on the same basis. This will only be permitted if the aggregate amount of all indebtedness for money borrowed (except indebtedness for money borrowed that is secured by permitted liens) then outstanding and secured by the lien and all similar liens does not exceed 10% of the Consolidated Net Worth of UnitedHealth Group as of the most recent quarterly consolidated balance sheet of UnitedHealth Group prepared in accordance with generally accepted accounting principles.

      Merger, Consolidation, or Sale of Assets. The senior indenture provides that UnitedHealth Group may not merge with another company or sell or lease all of its property to another company unless:

•	UnitedHealth Group is the continuing corporation, or the successor corporation is a domestic corporation and expressly assumes the payment of principal and interest on the senior debt securities and the performance and observance of all the covenants and conditions of the senior indenture binding on UnitedHealth Group;

•	immediately after such transaction, UnitedHealth Group, or the successor corporation, is not in default in the performance of a covenant or condition in the senior indenture; and

•	UnitedHealth Group, or the successor corporation, will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of UnitedHealth Group immediately preceding the transaction.

      Reports. The senior indenture provides that as long as any senior debt securities are outstanding, UnitedHealth Group will file with the senior trustee and furnish to the holders of senior debt securities all reports on Forms 8-K, 10-Q and 10-K and all proxy statements that it is required to file with the SEC. If UnitedHealth Group is no longer subject to Section 13 or 15(d) of the Exchange Act, it will not be obligated to provide these reports to the senior trustee and holders.

      Absence of Certain Covenants. The prospectus supplement will specify any additional restrictive covenants applicable to the senior debt securities. The senior indenture does not contain provisions permitting the holders of senior debt securities to require UnitedHealth Group to repurchase or redeem the senior debt securities in the event of a takeover, recapitalization or similar restructuring, highly leveraged transaction, or downgrading of UnitedHealth Group’s debt ratings.

     Events of Default; Remedies

      The senior indenture provides that each of the following constitutes an event of default:

•	failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

•	failure to pay the principal of or premium, if any, on any senior debt security of that series when due;

•	failure to deposit any mandatory sinking fund payment when due on senior debt securities of that series;

•	failure to comply with the provisions described above under the heading “Certain Covenants — Merger, Consolidation, or Sale of Assets”;

•	failure by UnitedHealth Group to comply with any of its other agreements in the senior indenture or the senior debt securities for 60 days after notice from the senior trustee or holders of at least 25% of the principal amount of the outstanding senior debt securities of that series;

•	certain events of bankruptcy or insolvency with respect to UnitedHealth Group or any of its subsidiaries; and

•	any other event of default that may be specified for the senior debt securities of that series when that series is created.

      If an event of default under the senior indenture occurs on outstanding senior debt securities of a particular series and continues, the senior trustee or holders of at least 25% of that series of senior debt securities may declare the principal amount of all senior debt securities in that series to be due and payable immediately. Under certain circumstances, holders of a majority of the senior debt securities in a series may rescind a declaration.

      Notwithstanding the foregoing, in the case of an event of default arising from certain events of bankruptcy or insolvency with respect to UnitedHealth Group or any of its subsidiaries, all principal, premium, if any, and interest on outstanding senior debt securities will become due and payable without further action or notice.

      Except in the case of a default in payment, the senior trustee may withhold notice if it determines that withholding notice is in the best interest of the holders of the senior debt securities.

      If an event of default occurs under the senior indenture which event of default:

•	occurs as a result of the willful action (or inaction) of UnitedHealth Group or its subsidiaries; and

•	results in the avoidance of the payment of any premium that UnitedHealth Group would have had to pay upon redemption of senior debt securities,

then an equivalent premium shall also become immediately due and payable if the senior debt securities are repaid.

      The holders of a majority in principal amount of the outstanding senior debt securities of any series may waive the rights of all holders with respect to circumstances that constitute an event of default or will constitute an event of default with notice and the passage of time. The holders must waive the rights in a written notice to the senior trustee. Holders of a majority of the securities cannot, however, waive the rights of all holders relating to these events if they involve a default in payment obligations. Any waivers that are given will not apply to any subsequent default or unrelated default and will not impair any future rights if those types of defaults occur.

      Holders of a majority in principal amount of the outstanding senior debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to, or exercising any trust or power conferred on, the senior trustee with respect to the series. However, the senior trustee may refuse to follow any direction that conflicts with law or the senior indenture. The senior trustee may take any other action which it deems proper which is not inconsistent with any direction given.

      A holder of any senior debt security of any series will have the right to institute any proceeding with respect to the senior indenture or for any remedy only if:

•	the holder gives written notice to the senior trustee of a continuing event of default under the senior indenture with respect to that series;

•	the holders of at least 25% in principal amount of the outstanding senior debt securities of the series make a written request to the senior trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the senior trustee indemnity satisfactory to the senior trustee against any loss, liability or expense;

•	the senior trustee does not comply with the request within 60 days after receiving the request and the offer and, if requested, the provision of indemnity; and

•	the senior trustee has not received directions inconsistent with the request from the holders of a majority in principal amount of the outstanding senior debt securities of the series during the 60-day period.

      The senior indenture also provides that a holder may not use the senior indenture to prejudice the rights of another holder or to obtain a preference or priority over another holder.

      UnitedHealth Group is required to deliver to the senior trustee an annual certificate, signed by an officer, stating that UnitedHealth Group is not in default in the performance or observance of the senior indenture, or, if a default or event of default has occurred, containing a description of any default or event of default.

     Certain Provisions Applicable to Senior Trustee

      The senior indenture provides that prior to an event of default under the senior indenture, the senior trustee is required to perform only the specific duties stated in the senior indenture. Upon an event of default under the senior indenture, the senior trustee must exercise the same degree of care as a prudent individual would exercise in the conduct of his or her own affairs. The senior trustee may in good faith conclusively rely, as to the truth of the statements and the correctness of the opinions expressed in any certificates or opinions furnished to the senior trustee which conforms to the requirements of the senior indenture, upon the certificates and opinions. However, the senior trustee is required to examine the certificates and opinions to determine whether or not they conform to the requirements of the senior indenture.

      The senior indenture provides that the senior trustee may resign at any time or may be removed by the holders of a majority in principal amount of the outstanding senior debt securities of a series or by UnitedHealth Group under certain circumstances by notice delivered to the senior trustee and UnitedHealth Group. The senior indenture also provides that the senior trustee must resign if it ceases to meet certain qualifications set forth in the senior indenture. In the event of a senior trustee’s resignation or removal, UnitedHealth Group or, if it fails to act, the holders of a majority in principal amount of the outstanding senior debt securities of the applicable series, may appoint a successor senior trustee.

     Defeasance Provisions

      The senior indenture includes provisions allowing defeasance of the senior debt securities. Defeasance means that UnitedHealth Group may discharge its entire indebtedness under an agreement, in this case the senior indenture, if specific acts are performed. Specifically, the senior indenture provides that:

•	UnitedHealth Group shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding senior debt securities of a series, and to have satisfied all its other obligations under the senior debt securities of that series and the senior indenture as it relates to that series, also known as legal defeasance; and

•	UnitedHealth Group may omit to comply with certain restrictive covenants under the senior indenture and shall have no liability in respect of any term, condition or limitation set forth in any such restrictive covenant, and such omission to comply shall not constitute a default or an event of default with respect to a series of senior debt securities under the senior indenture, also known as covenant defeasance;

provided that the following conditions shall have been satisfied:

•	UnitedHealth Group deposits with the senior trustee, in trust, sufficient money or government obligations to pay the principal, interest, any premium and any other sums due on a series of senior debt securities on the dates that the payments are due under the senior indenture and the terms of the senior debt securities of the series;

•	No event of default or default under the senior indenture shall have occurred on the date of the deposit;

•	UnitedHealth Group shall have delivered to the senior trustee an opinion of counsel which states that (i) holders of senior debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and (ii) after the 91st day following the deposit, the deposited funds will not be subject to the effect of any applicable bankruptcy law;

•	The defeasance shall not result in a breach or violation of, or constitute a default under the senior indenture or any other material agreement or instrument to which UnitedHealth Group is a party or by which UnitedHealth Group is bound; and

•	UnitedHealth Group shall have delivered an officers’ certificate that states that (i) the deposit was not made with the intent of preferring the holders of the senior debt securities of the series to be defeased over other creditors of UnitedHealth Group and (ii) all conditions precedent applicable to the legal defeasance or the covenant defeasance, as the case may be, have been complied with.

     Modification and Amendment of Senior Indenture

      Under the senior indenture, UnitedHealth Group’s rights and obligations and the rights of the holders of senior debt securities may be changed. Certain changes require the consent of the holders of not less than a majority in aggregate principal amount of the outstanding senior debt securities of each series of Debt Securities affected by the modification or amendment. The following changes, however, may not be made without the consent of each holder of the outstanding senior debt securities:

•	changes to the stated maturity date of the principal or any interest installment;

•	reductions in the principal amount or interest due;

•	changes to the place of payment or form of currency regarding payment of principal;

•	impairment of the right to institute suit for the enforcement of payment;

•	reduction of the stated percentage of holders necessary to modify the senior indenture; or

•	modifications to any of these requirements, or modifications to reduce the percentage of outstanding senior debt securities necessary to waive compliance with certain provisions of the senior indenture or to waive certain defaults.

     Global Senior Debt Securities

      The senior debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements with respect to a series of senior debt securities will be described in the applicable prospectus supplement. See “Book-Entry Issuance.”

     Governing Law

      The senior indenture will be governed by and construed in accordance with the laws of the State of New York.

Description of Subordinated Debt Securities

     General

      This section describes the general terms and provisions of the subordinated debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the subordinated debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those subordinated debt securities.

      The subordinated debt securities will be issued under the subordinated indenture. The subordinated indenture has been qualified under the Trust Indenture Act. The subordinated indenture has been incorporated by reference as an exhibit to the registration statement. The provisions of the subordinated indenture are substantially identical in substance to the provisions of the senior indenture, except for:

•	the covenant relating to the limitation on liens, which is not included in the subordinated indenture; and

•	the subordination provisions described below, for which there are no counterparts in the senior indenture.

See “Description of Debt Securities — Description of Senior Debt Securities.”

      This section summarizes the material terms and provisions of the subordinated indenture and the subordinated debt securities. Because this is only a summary, it does not contain all of the details found in the full text of the subordinated indenture and the subordinated debt securities. If you would like additional information you should read the subordinated indenture and the form of subordinated debt securities.

     Subordination

      Subordinated debt securities will be subordinate and subject in right of payment, in the manner and to the extent set forth in the subordinated indenture, to the prior payment in full of all Senior Debt (as defined below).

      If UnitedHealth Group makes a distribution to its creditors as a result of:

•	a liquidation;

•	a dissolution;

•	winding up;

•	a reorganization;

•	an assignment for the benefit of creditors;

•	marshalling of assets and liabilities; or

•	any bankruptcy, insolvency or similar proceeding involving UnitedHealth Group;

then, the holders of Senior Debt will first be entitled to receive payment in full in cash of all obligations due on or to become due on or in respect of all Senior Debt, before the holders of subordinated debt securities are entitled to receive any payment or distribution (“Securities Payments”).

      Until the Senior Debt is paid in full, any Securities Payment to which the holders of subordinated debt securities would be entitled will be paid or delivered by UnitedHealth Group or any other person making the payment or distribution, directly to the holders of Senior Debt for application to all of the Senior Debt then due.

      UnitedHealth Group may not make any payments on the account of the subordinated debt securities, or on account of the purchase or redemption or other acquisition of the subordinated debt securities, if there has occurred and is continuing a default in the payment of the principal or premium, if any, or interest on any Senior Debt.

      In the event that the subordinated trustee receives any Securities Payment prohibited by the subordination provisions of the subordinated indenture, the payment will be held by the subordinated trustee in trust for the benefit of, and will immediately be paid over upon written request to, the holders of Senior Debt or their representative or representatives, or the trustee or trustees under any applicable indenture for application to the payment of Senior Debt. The subordination will not prevent the occurrence of any event of default in respect of the subordinated debt securities.

      For purposes of the foregoing, “Securities Payments” will be deemed not to include:

•	a payment or distribution of stock or securities of UnitedHealth Group provided for by a plan of reorganization or readjustment authorized by an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment which stock or securities are subordinated in right of payment to all then outstanding Senior Debt to the same extent as, or to a greater extent than, the subordinated debt securities are so subordinated as provided in the subordinated indenture; or

•	payments of assets from any defeasance trust which have been on deposit for 90 consecutive days without the occurrence of blockage of payment on any series of subordinated debt securities as described above.

      By reason of the subordination of the subordinated debt securities, in the event of the insolvency of UnitedHealth Group, holders of Senior Debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to such securities may receive less, ratably, than the other creditors of UnitedHealth Group. There may also be interruptions of scheduled interest and principal payments to the holders of the subordinated debt securities resulting from events of default on any Senior Debt.

     Certain Definitions

      Set forth below are certain defined terms used in the subordinated indenture. Please refer to the subordinated indenture for a full definition of all such terms.

      “Junior Subordinated Debt” means any indebtedness for money borrowed of UnitedHealth Group created or evidenced by an instrument which expressly provides that the indebtedness for money borrowed is subordinated in right of payment to the subordinated debt securities.

      “Senior Debt” means all indebtedness for money borrowed of UnitedHealth Group, except

•	indebtedness for money borrowed which is subordinated debt securities or junior subordinated debt securities; and

•	indebtedness for money borrowed (including, without limitation, any junior subordinated debt) created or evidenced by an instrument which expressly provides that the indebtedness for money borrowed is subordinated in right of payment to any other indebtedness for money borrowed of UnitedHealth Group.

      Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include:

•	any indebtedness for money borrowed of UnitedHealth Group to any of its subsidiaries or certain other affiliates; and

•	any indebtedness for money borrowed incurred for the purchase of goods or materials or for services obtained in the ordinary course of business (other than with the proceeds of revolving credit borrowings permitted by the subordinated indenture).

Description of the Junior Subordinated Debt Securities Related to the Issuance of Preferred Securities

     General

      This section describes the general terms and provisions of the junior subordinated debt securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the junior subordinated debt securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those junior subordinated debt securities.

      The junior subordinated indenture has been qualified under the Trust Indenture Act. The junior subordinated indenture is incorporated by reference as an exhibit to the registration statement relating to this prospectus.

      This section summarizes the material terms and provisions of the junior subordinated indenture and the junior subordinated debt securities. Because this is a summary, it does not contain all of the details found in the full text of the junior subordinated indenture and the junior subordinated debt securities. If you would like additional information you should read the junior subordinated indenture and the form of junior subordinated debt securities.

      The junior subordinated debt securities may be issued in one or more series pursuant to the junior subordinated indenture. A series of junior subordinated debt securities initially will be issued to a trust in connection with a preferred securities offering.

      Unless otherwise set forth in the prospectus supplement with respect to any offered junior subordinated debt securities, the junior subordinated debt securities will rank equally with all other series of junior subordinated debt securities, will be unsecured and will be subordinate and junior in priority of payment to certain of UnitedHealth Group’s other indebtedness as described below under “— Subordination.” The junior subordinated indenture does not limit the amount of junior subordinated debt securities which UnitedHealth Group may issue, nor does it limit UnitedHealth Group from issuing any other secured or unsecured debt.

      The applicable prospectus supplement will describe the following terms relating to the junior subordinated debt securities:

•	the title;

•	any limit on the aggregate principal amount that may be issued;

•	whether or not the junior subordinated debt securities will be issued in global form, the terms and who the depositary will be;

•	the maturity date(s);

•	the annual interest rate(s) (which may be fixed or variable) or the method for determining the rate(s) and the date(s) interest will begin to accrue, the date(s) interest will be payable, UnitedHealth Group’s right, if any, to defer payment of interest and the maximum length of the deferral period, compounding provisions and the record dates for interest payment dates or the method for determining the date(s);

•	the place(s) where payments shall be payable and where the junior subordinated debt securities may be presented for registration of transfer or exchange, and the place where notices and demands to or upon UnitedHealth Group may be made;

•	period(s) within which or the date(s) on which, if any, and the price(s) at which, the junior subordinated debt securities may, pursuant to any optional redemption provisions, be redeemed at UnitedHealth Group’s option and other related terms and provisions;

•	the date(s), if any, on which, and the price(s) at which, UnitedHealth Group or a holder is obligated to redeem, or purchase or repay, the junior subordinated debt securities and other related terms and provisions;

•	the denominations in which the junior subordinated debt securities will be issued, if other than denominations of $25 and any integral multiple thereof;

•	any additions, modification or deletions in the events of default or covenants, if any, other than those described in the junior subordinated indenture;

•	the portion of the principal amount that shall be payable upon declaration of acceleration of maturity of the junior subordinated debt securities;

•	any additions or changes as shall be necessary to permit or facilitate the issuance of a series of junior subordinated debt securities in bearer form, registrable or not registrable as to principal, and with or without coupons;

•	the index or indices used to determine the amount of payments and the manner in which the amounts will be determined;

•	the terms and conditions under which UnitedHealth Group or a holder may convert or exchange the junior subordinated debt securities into preferred securities;

•	the form of the trust agreement and guarantee;

•	the degree to which the junior subordinated debt securities will be senior or subordinated to other junior subordinated debt securities or other indebtedness of UnitedHealth Group in right of payment; and

•	any other terms (which terms shall not be inconsistent with the junior subordinated indenture).

      Junior subordinated debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain federal income tax consequences and other special considerations applicable to the junior subordinated debt securities will be described in the applicable prospectus supplement.

      If:

•	the purchase price of any of the junior subordinated debt securities is payable in one or more foreign currencies or currency units; or

•	any junior subordinated debt securities are denominated in one or more foreign currencies or currency units; or

•	the principal of, premium, if any, or interest, if any, on any junior subordinated debt securities is payable in one or more foreign currencies or currency units,

then, the restrictions, elections, certain federal income tax consequences, specific terms and other information with respect to the issue of junior subordinated debt securities and the foreign currency or currency units will be set forth in the applicable prospectus supplement.

      If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of junior subordinated debt securities, special federal income tax, accounting and other considerations applicable thereto will be described in the applicable prospectus supplement.

     Consolidation, Merger or Sale

      The junior subordinated indenture provides that UnitedHealth Group shall not consolidate with or merge into any other person, or convey, transfer or lease its properties and assets substantially as an entirety to any person and no person shall consolidate with or merge into UnitedHealth Group or convey, transfer or lease its properties and assets substantially as an entirety to UnitedHealth Group, unless:

•	the successor or purchaser is organized under the laws of the United States or any State or the District of Columbia and expressly assumes all of UnitedHealth Group’s obligations under the junior subordinated debt securities and the junior subordinated indenture;

•	immediately after the transaction no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing;

•	such transaction is permitted under the related trust agreement and the related guarantee; and

•	certain other conditions prescribed in the junior subordinated indenture are met.

     Events of Default

      The following are events of default under the junior subordinated indenture:

•	failure to pay interest when due within the terms set forth for a series of securities and that failure continues for 30 days and the time for payment has not been extended or deferred;

•	failure to pay the principal (or premium, if any) when due;

•	failure to observe or perform, in any material respect, any other covenant contained in the junior subordinated indenture and that failure continues for a period of 60 days after UnitedHealth Group receives notice from the debenture trustee or holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debt securities of that series;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other event of default that may be specified for the junior subordinated debt securities of that series when that series is created.

      The holders of a majority in aggregate outstanding principal amount of any series of junior subordinated debt securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee. If an event of default under the junior subordinated indenture of any series occurs and is continuing, the debenture trustee or the holders of at least 25% in aggregate principal amount of the outstanding junior subordinated debt securities of that series may declare the unpaid principal of and accrued interest, if any, to the date of acceleration on all the outstanding junior subordinated debt securities of that series to be due and payable immediately. Similarly, in the case of corresponding junior subordinated debt securities, if the debenture trustee or the holders of the corresponding junior subordinated debt securities fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the related preferred securities shall have that right.

      The holders of a majority in aggregate outstanding principal amount of junior subordinated debt securities of the affected series may rescind a declaration of acceleration or waive the default if the default has been cured and a sum sufficient to pay all principal and interest due has been deposited with the debenture trustee. In the case of corresponding junior subordinated debt securities, if the holders of the corresponding junior subordinated debt securities fail to rescind the declaration and waive the default, the holders of a majority in aggregate liquidation preference of the related preferred securities shall have that right.

      The holders of a majority in aggregate outstanding principal amount of the junior subordinated debt securities of an affected series may waive any default or event of default under the junior subordinated indenture with respect to that series and its consequences, except:

•	defaults or events of regarding payment of principal, premium or interest, unless the default or event of default has been cured or a sum sufficient to pay all outstanding amounts of principal and interest has been deposited with the debenture trustee; or

•	provisions of the junior subordinated indenture that cannot be modified without the consent of all the holders of the affected series.

      The junior subordinated indenture requires that UnitedHealth Group periodically file certificates with the debenture trustee regarding its compliance with all conditions and covenants applicable to it under the junior subordinated indenture.

     Option to Extend Interest Payment Dates

      If provided in the applicable prospectus supplement, UnitedHealth Group may under certain circumstances, at any time and from time to time during the term of any series of junior subordinated debt securities, defer payment of interest for a number of consecutive interest payment periods as may be specified in the applicable prospectus supplement (“Extension Period”). However, no Extension Period may extend beyond the maturity date of the series of junior subordinated debt securities.

      Certain federal income tax consequences and special considerations applicable to the junior subordinated debt securities that permit Extension Periods will be described in the applicable prospectus supplement.

     Redemption

      Unless otherwise indicated in the applicable prospectus supplement, junior subordinated debt securities will not be subject to any sinking fund.

      Unless otherwise indicated in the applicable prospectus supplement, UnitedHealth Group has the option to redeem the junior subordinated debt securities of any series:

•	in whole at any time or in part from time to time on or after the date five years after the original issue date of the junior subordinated debt securities; or

•	upon the occurrence of a Tax Event or Investment Company Event in whole (but not in part) at any time within 90 days of the occurrence of such Tax Event or Investment Company Event.

      Except as otherwise specified in the applicable prospectus supplement, junior subordinated debt securities will be redeemed at the Redemption Price as defined on page 45. Junior subordinated debt securities in denominations larger than $25 may be redeemed in part but only in integral multiples of $25.

      “Tax Event” means that UnitedHealth Group will have received an opinion of counsel (which may be counsel to UnitedHealth Group or an affiliate but not an employee and which must be reasonably acceptable to the property trustee ) experienced in tax matters to the effect that, as a result of any:

•	amendment to, or change (including any announced prospective change) in, the laws (or any regulations under those laws) of the United States or any political subdivision or taxing authority affecting taxation; or

•	interpretation or application of the laws, enumerated in the preceding bullet point, or regulations by any court, governmental agency or regulatory authority;

there is more than an insubstantial risk that:

•	a trust is, or will be within 90 days of the date of the opinion of counsel, subject to United States federal income tax with respect to interest received on the junior subordinated debt securities;

•	interest payable by UnitedHealth Group to the trusts on the junior subordinated debt securities is not, or will not be, within 90 days of the date of the opinion of counsel, deductible, in whole or in part, for United States federal income tax purposes; or

•	a trust is, or will be within 90 days of the date of the opinion of counsel, subject to more than a minimal amount of other taxes, duties, assessments or other governmental charges.

      An “Investment Company Event” means the receipt by UnitedHealth Group and a trust of an opinion of counsel experienced in matters relating to investment companies to the effect that, as a result of any:

•	change in law or regulation; or

•	change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority,

the trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended, which change becomes effective on or after the original issuance of the preferred securities.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the date of redemption to each holder of redeemable junior subordinated debt securities at its registered address. Unless UnitedHealth Group defaults in payment of the Redemption Price, on and after the date of any redemption, interest will cease to accrue on the junior subordinated debt securities or portions thereof called for redemption.

      UnitedHealth Group has the right to terminate any trust at its option, which could include termination in the context of a Tax Event or an Investment Company Act. See “Description of Preferred Securities — Redemption or Exchange.”

     Restrictions on Certain Payments

      UnitedHealth Group will also covenant, as to each series of junior subordinated debt securities, that it will not, and will not permit any subsidiary of UnitedHealth Group to:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of UnitedHealth Group’s capital stock;

•	make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of UnitedHealth Group (including other junior subordinated debt securities) that rank equally with or junior in interest to the junior subordinated debt securities; or

•	make any guarantee payments with respect to any guarantee by UnitedHealth Group of the debt securities of any subsidiary of UnitedHealth Group (including under other guarantees)if such guarantee ranks equally or junior in interest to the junior subordinated debt securities, if at that time:

•	UnitedHealth Group has actual knowledge of an event that with the giving of notice or the lapse of time, or both, would constitute an event of default under the junior subordinated indenture and UnitedHealth Group shall not have taken reasonable steps to cure the event of default;

•	such junior subordinated debt securities are held by a trust that is the issuer of a series of related preferred securities and UnitedHealth Group is in default with respect to its payment obligations under the guarantee relating to those related preferred securities; or

•	UnitedHealth Group shall have given notice of its selection of an Extension Period with respect to the junior subordinated debt securities of a series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

     Enforcement of Certain Rights by Holders of Preferred Securities

      If an event of default under the junior subordinated indenture has occurred and is continuing and such event is attributable to the failure of UnitedHealth Group to pay interest or principal on any corresponding junior subordinated debt securities when due, the holders of any applicable related preferred securities may institute a legal proceeding directly against UnitedHealth Group for enforcement of payment of the principal of or interest on those junior subordinated debt securities having a principal amount equal to the aggregate liquidation amount of those preferred securities. UnitedHealth Group may not amend the junior subordinated indenture to remove the foregoing right to bring a legal proceeding directly against UnitedHealth Group without the prior written consent of the holders of the applicable related preferred securities. If the right to bring a legal proceeding directly against UnitedHealth Group is removed, the applicable trust may become subject to the reporting obligations under the Exchange Act.

      Holders of the related preferred securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the junior subordinated debt securities unless there shall have been an event of default under the trust agreement. See “Description of Preferred Securities — Events of Default; Notice.”

      If an event of default under the junior subordinated indenture shall occur and be continuing as to a series of corresponding junior subordinated debt securities, the debenture trustee will have the right to declare the principal of and interest on those corresponding junior subordinated debt securities to be due and payable, and to enforce any other rights as a creditor with respect to those junior subordinated debt securities.

     Modification of Indenture

      UnitedHealth Group and the junior subordinated trustees may change the junior subordinated indenture without the consent of the holders of the related preferred securities with respect to certain matters, including:

•	to fix any ambiguity, defect or inconsistency, provided that the change does not materially adversely affect the interests of any holder of junior subordinated debt securities of any series or, in the case of corresponding junior subordinated debt securities, your interest as a holder of any related preferred securities; and

•	to qualify or maintain the qualification of the junior subordinated indenture under the Trust Indenture Act.

      In addition, under the junior subordinated indenture, UnitedHealth Group’s rights and obligations and the rights of holders of the junior subordinated debt securities may be changed by UnitedHealth Group and the debenture trustee with the written consent of the holders of a majority in principal amount of the outstanding junior subordinated debt securities of each series that is affected. However, UnitedHealth Group and the debenture trustee may not take the following actions without the consent of each holder of any outstanding junior subordinated debt securities affected:

•	change the maturity date of any series of junior subordinated debt securities, reduce the principal amount, or reduce the rate of interest or extend the time of payment;

•	reduce the percentage in principal amount of outstanding junior subordinated debt securities of any series necessary to modify the junior subordinated indenture;

•	modify certain provisions of the junior subordinated indenture relating to modification or waiver; or

•	modify the provisions of the junior subordinated indenture relating to the subordination of outstanding junior subordinated debt securities in a manner adverse to the holders,

provided that, in the case of corresponding junior subordinated debt securities, so long as the related preferred securities are outstanding, no modification shall be made that adversely affects the interest of holders of any related preferred securities in any material respect.

      In addition, UnitedHealth Group and the debenture trustee may enter into any supplemental indenture for the purposes of creating any new series of junior subordinated debt securities, without the consent of the holders of the then outstanding junior subordinated debt securities.

     Satisfaction and Discharge

      The junior subordinated indenture provides that when all junior subordinated debt securities of any series not previously canceled:

•	have become due and payable; or

•	will become due and payable within one year and

(a) UnitedHealth Group deposits with the debenture trustee money sufficient to pay and discharge all remaining indebtedness on the junior subordinated debt securities of that series;

(b) delivers to the debenture trustee an opinion of counsel and an officers’ certificate; and

(c) complies with certain other requirements under the junior subordinated indenture,

then the junior subordinated indenture will cease to be of further effect and UnitedHealth Group shall be deemed to have satisfied and discharged all its obligations under the junior subordinated indenture.

     Conversion or Exchange

      If indicated in the applicable prospectus supplement, the junior subordinated debt securities of any series may be convertible or exchangeable into preferred securities or other securities. The specific terms on which junior subordinated debt securities of any series may be so converted or exchanged will be set forth in the applicable prospectus supplement. The terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of UnitedHealth Group, in which case the number of shares of preferred securities or other securities to be received by the holders of junior subordinated debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement.

      If provided in the applicable prospectus supplement, UnitedHealth Group shall have the right to extend or shorten the maturity of any series of corresponding junior subordinated debt securities at the time that UnitedHealth Group exercises its right to liquidate the related trust and cause the corresponding junior subordinated debt securities to be distributed to the holders of the related preferred securities and common securities in liquidation of the trust, provided that it can extend the maturity only if certain conditions specified in the prospectus supplement are met at the time the election is made and at the time of the extension.

     Subordination

      The payment of the principal of and premium, if any, and any interest on the junior subordinated debt securities will be subordinated in right of payment to the Senior and Subordinated Debt (as defined below).

      Upon any payment or distribution of assets to creditors upon UnitedHealth Group’s dissolution, liquidation, winding up, reorganization, whether voluntary or involuntary, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of all amounts due before the holders of the junior subordinated debt securities, or in the case of corresponding junior subordinated debt securities, the property trustee, on behalf of the holders of the related preferred securities, will be entitled to receive any payment or distribution.

      In the event of acceleration of the maturity of any series of junior subordinated debt securities, the holders of Senior and Subordinated Debt will first be entitled to receive payment in full of all amounts due on the Senior and Subordinated Debt before holders of junior subordinated debt securities.

      No payment by or on behalf of UnitedHealth Group of principal, premium or interest on the junior subordinated debt securities, shall be made if, at the time of such payment, there exists:

•	a default in the payment of all or any portion of any Senior and Subordinated Debt or any other default pursuant to which the maturity of any Senior and Subordinated Debt has been accelerated; or

•	any judicial proceeding, relating to such defaults, shall be pending.

      “Debt” means, with respect to any person, whether recourse is to all or a portion of the assets of the person and whether or not contingent:

•	every obligation of the person for money borrowed;

•	every obligation of the person evidenced by bonds, debt securities, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

•	every reimbursement obligation of the person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the person;

•	every obligation of the person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

•	every capital lease obligation of the person;

•	all indebtedness of the person, whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, for claims in respect of derivative products including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

•	every obligation of the type referred to in the first through sixth bullets above of another person and all dividends of another person the payment of which, in either case, the person has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise.

      “Senior and Subordinated Debt” means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to UnitedHealth Group whether or not such claim for post-petition interest is allowed in such proceeding), on Debt of UnitedHealth Group whether incurred on or prior to the date of the junior subordinated indenture or thereafter incurred, unless, in the instrument creating or evidencing the Debt or pursuant to which the Debt is outstanding, it is provided that the obligations are not superior in right of payment to the junior subordinated debt securities or to other Debt which ranks equally to, or subordinated to, the junior subordinated debt securities. However, Senior and Subordinated Debt shall not be deemed to include:

•	any Debt of UnitedHealth Group which, when incurred and without respect to any election under section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to UnitedHealth Group;

•	any Debt of UnitedHealth Group to any of its subsidiaries;

•	Debt to any employee of UnitedHealth Group; and

•	any other debt securities issued pursuant to the junior subordinated indenture.

     Denominations, Registration, and Transfer

      The junior subordinated debt securities of each series will be issuable only in fully registered form without coupons and, unless otherwise specified in the applicable prospectus supplement, in minimum denominations of $100,000 and integral multiples of $1,000 above that.

      At the option of the holder, subject to the terms of the junior subordinated indenture and the limitations applicable to global securities described in the applicable prospectus supplement, junior subordinated debt securities of any series will be exchangeable for other junior subordinated debt securities:

•	of the same series,

•	in any authorized denomination of a like aggregate principal amount,

•	of the same date of issuance and maturity; and

•	having the same terms.

      Subject to the terms of the junior subordinated indenture and the limitations applicable to global securities set forth in the applicable prospectus supplement, junior subordinated debt securities may be presented for exchange or for registration of transfer (duly endorsed or with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the security registrar or at the office of any transfer agent designated by UnitedHealth Group for that purpose.

      Unless otherwise provided in the prospectus supplement, no service charge will be made for any registration of transfer or exchange, but UnitedHealth Group may require you to pay any taxes or other governmental charges required for the transfer or exchange. UnitedHealth Group has appointed the debenture trustee as security registrar for the junior subordinated debt securities. Any transfer agent (in addition to the security registrar) initially designated by UnitedHealth Group for any junior subordinated debt securities will be named in the applicable prospectus supplement. UnitedHealth Group may at any time designate additional transfer agents or rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts, except that UnitedHealth Group will be required to maintain a transfer agent in each place of payment for the junior subordinated debt securities of each series.

      If the junior subordinated debt securities of any series are to be redeemed, neither UnitedHealth Group nor the debenture trustee will be required to:

•	issue, register the transfer of, or exchange any junior subordinated debt securities of that series during a period beginning on the business day that is 15 days before the day of mailing of a notice of redemption of any junior subordinated debt securities that may be selected for redemption and ending at the close of business on the day of mailing of the relevant notice; or

•	transfer or exchange any junior subordinated debt securities so selected for redemption, except the unredeemed portion of any junior subordinated debt securities being redeemed in part.

     Global Junior Subordinated Debt Securities

      The junior subordinated debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements with respect to a series of junior subordinated debt securities will be described in the applicable prospectus supplement. See “Book-Entry Issuance.”

     Payment and Paying Agents

      Unless otherwise indicated in the applicable prospectus supplement, payment of the interest on any junior subordinated debt securities on any interest payment date will be made to the person in whose name the junior subordinated debt securities (or one or more predecessor securities) is registered at the close of business on the record date relating to the interest payment date.

      Principal of and any premium and interest on the junior subordinated debt securities of a particular series will be payable at the office of the debenture trustee in the City of New York or at the office of the paying agents designated by UnitedHealth Group from time to time in the applicable prospectus supplement, except that unless otherwise indicated in the prospectus supplement, interest payments may be made by check mailed to the holder or transferred to an account maintained by the holder.

      All moneys deposited with the debenture trustee or any paying agent, or then held by UnitedHealth Group in trust, for the payment of the principal of or any premium or interest on any junior subordinated debt security which remains unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to UnitedHealth Group, and you may thereafter look only to UnitedHealth Group for payment thereof.

     Governing Law

      The junior subordinated indenture will be governed by and construed in accordance with the laws of the State of New York except to the extent that the Trust Indenture Act shall be applicable.

     Information Concerning the Debenture Trustee

      The debenture trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the provisions under the Trust Indenture Act, the debenture trustee is under no obligation to exercise any of the powers vested in it by the junior subordinated indenture at the request of any holder of junior subordinated debt securities, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby.

     Corresponding Junior Subordinated Debt Securities

      The corresponding junior subordinated debt securities may be issued in one or more series of junior subordinated debt securities under the junior subordinated indenture with terms corresponding to the terms of a series of related preferred securities. Concurrently with the issuance of each trust’s preferred securities, the trust will invest the proceeds thereof and the consideration paid by UnitedHealth Group for the related common securities in a series of corresponding junior subordinated debt securities of UnitedHealth Group. Each series of corresponding junior subordinated debt securities will be in the principal amount equal to the aggregate stated Liquidation Amount of the related preferred securities and the common securities of the trust and will rank equally with all other series of junior subordinated debt securities. As a holder of the related preferred securities for a series of corresponding junior subordinated debt securities, you will have rights in connection with modifications to the junior subordinated indenture or upon occurrence of events of default under the junior subordinated indenture described above under “— Description of the Junior Subordinated Debt Securities Related to the Issuance of Preferred Securities — Modification of Indenture” and “— Description of the Junior Subordinated Debt Securities Related to the Issuance of Preferred Securities — Events of Default,” unless provided otherwise in the prospectus supplement for such related preferred securities.

      Unless otherwise specified in the applicable prospectus supplement, if a Tax Event in respect of a trust of related preferred securities shall occur and be continuing, UnitedHealth Group has the option to redeem the corresponding junior subordinated debt securities at any time within 90 days of the occurrence of such Tax Event, in whole but not in part, at the Redemption Price (as defined on page 45). If a trust continues to hold all the outstanding series of related junior subordinated debt securities, the proceeds of the redemption will be used by the trust to redeem the preferred securities and common securities in accordance with their terms. UnitedHealth Group may not redeem a series of corresponding junior subordinated debt securities in part, unless all accrued and unpaid interest has been paid in full on all outstanding corresponding junior subordinated debt securities of the applicable series.

      UnitedHealth Group will covenant in the junior subordinated indenture that if and so long as:

•	the trust of the related series of preferred securities and common securities is the holder of all of the corresponding junior subordinated debt securities;

•	a Tax Event in respect of the trust has occurred and is continuing; and

•	UnitedHealth Group has elected, and has not revoked such election, to pay Additional Sums (as defined on page 45) in respect of the preferred securities and common securities,

      UnitedHealth Group will pay to the trust the Additional Sums.

      UnitedHealth Group will also covenant:

•	to maintain directly or indirectly 100% ownership of the common securities of the trust to which corresponding junior subordinated debt securities have been issued (provided that certain successors which are permitted pursuant to the junior subordinated indenture may succeed to UnitedHealth Group’s ownership of the common securities);

•	not to voluntarily terminate, wind-up or liquidate any trust except (a) in connection with a distribution of corresponding junior subordinated debt securities to holders of the related preferred securities in liquidation of a trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the related trust agreement; and

•	to use its reasonable efforts, consistent with the terms and provisions of the related trust agreement, to cause the trust to remain classified as a grantor trust and not as an association taxable as a corporation for federal income tax purposes.

DESCRIPTION OF PREFERRED STOCK

      This section describes the general terms and provisions of the preferred stock that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred stock offered under that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

      UnitedHealth Group has incorporated by reference its second restated articles of incorporation and a form of certificate of designation, preferences and rights as exhibits to the registration statement.

      This section summarizes the material terms and provisions of the preferred stock. Because this is a summary, it does not contain all of the details found in the full text of UnitedHealth Group’s second restated articles of incorporation and the certificate of designation of that preferred stock. If you would like additional information you should read UnitedHealth Group’s second restated articles of incorporation and the form of certificate of designation.

General

      Under UnitedHealth Group’s second restated articles of incorporation, as amended, UnitedHealth Group is authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value. UnitedHealth Group’s board of directors may issue from time to time additional shares of preferred stock in one or more series and with such relative rights and preferences and at such times and for such consideration as the board of directors may determine.

      The board of directors may determine the following for each series of preferred stock:

•	the number of shares and designation of the series;

•	dividend rights;

•	whether and upon what terms the shares will be redeemable;

•	whether and upon what terms the shares will have a sinking fund to be used to purchase or redeem the shares of any series;

•	whether and upon what terms the shares will be convertible;

•	the restrictions, if any, on the issue or reissue of any additional preferred stock, including increases or decreases in the number of shares of any series subsequent to the issue of shares of that series;

•	the rights of the holders of the shares of any series upon UnitedHealth Group’s dissolution or the distribution of UnitedHealth Group’s assets; and

•	the voting rights, if any, which will apply.

      As described under “Description of Depositary Shares” below, UnitedHealth Group may elect to offer depositary shares represented by depositary receipts. If UnitedHealth Group so elects, each depositary share will represent a fractional interest (to be specified in the applicable prospectus supplement) in a share of preferred stock. If UnitedHealth Group issues depositary shares representing interests in shares of preferred stock, those shares of preferred stock will be deposited with a Depositary (as defined on page 37).

      The preferred stock will have the dividend, liquidation, redemption, voting and conversion and exchange rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock being offered for specific terms, including:

•	the title and liquidation preference of the preferred stock and the number of shares offered;

•	the initial public offering price at which UnitedHealth Group will issue the preferred stock;

•	the dividend rate or rates (or method of calculation), the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange provisions;

•	whether we have elected to offer depositary shares as described under “Description of Depository Shares” below; and

•	any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

      When UnitedHealth Group issues shares of preferred stock, the shares will be fully paid and nonassessable. This means that the full purchase price for the outstanding shares of preferred stock will have been paid and the holders of the shares will not be assessed any additional monies for such shares. The preferred stock will have no preemptive rights to subscribe for any additional securities which may be issued by UnitedHealth Group in the future. This means that the holders of shares of preferred stock will have no right, as holders of shares of preferred stock, to buy any portion of securities issued by UnitedHealth Group. The transfer agent and registrar for the preferred stock and any depositary shares will be specified in the applicable prospectus supplement.

Dividends

      Subject to the preferential rights as to dividends of holders of any other capital stock of UnitedHealth Group ranking prior to any series of the preferred stock, the holders of each series of preferred stock will be entitled to receive cash dividends, if declared by UnitedHealth Group’s board of directors or its duly authorized committee, out of the assets that UnitedHealth Group can legally use to pay dividends. The prospectus supplement relating to a particular series of preferred stock will set forth the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used for determining the dividend rate for each dividend period. UnitedHealth Group will pay dividends to the holders of record as they appear on UnitedHealth Group’s stock books on the record dates fixed by its board of directors or its duly authorized committee.

      The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or noncumulative. If UnitedHealth Group’s board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and UnitedHealth Group will not be obligated to pay the dividend for that dividend period even if the board of directors declares a dividend on that series payable in the future.

      UnitedHealth Group’s board of directors will not declare and pay a dividend on any UnitedHealth Group stock ranking, as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid (or declared and sufficient money is set aside for payment). Until full dividends are paid (or declared and payment is set aside) on any capital stock of UnitedHealth Group ranking equal with the preferred stock as to dividends:

•	UnitedHealth Group will declare any dividends pro rata among the preferred stock of each series offered under this prospectus and any other series of preferred stock ranking equal to the preferred stock of each series offered under this prospectus as to dividends (i.e., the dividends UnitedHealth Group declares per share on each series of preferred stock will bear the same relationship to each other that the full accrued dividends per share on each series of the preferred stock bear to each other);

•	other than such pro rata dividends, UnitedHealth Group will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation (except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation); and

•	UnitedHealth Group will not redeem, purchase or otherwise acquire (or set aside money for a sinking fund for) any securities ranking junior to or equal with the preferred stock as to dividends or upon liquidation (except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation).

Redemption and Repurchase

      A series of the preferred stock may be redeemable, in whole or in part, at UnitedHealth Group’s option, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed preferred stock will become authorized but unissued shares of preferred stock that UnitedHealth Group may issue in the future.

      If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that UnitedHealth Group will redeem each year and the redemption price. If shares of preferred stock are redeemed, UnitedHealth Group will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. The prospectus supplement also will specify whether the redemption price will be paid in cash or other property.

      If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, UnitedHealth Group’s board of directors will determine the number of shares to be redeemed. UnitedHealth Group will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them (with adjustments to avoid redemption of fractional shares).

      Even though the terms of a series of preferred stock may permit redemption of the preferred stock in whole or in part, if any dividends, including accumulated dividends, on that series are past due, UnitedHealth Group will not redeem less than all of the shares of that series of preferred stock until all dividends past due have been paid.

      UnitedHealth Group will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption (unless UnitedHealth Group issues depositary shares representing interests in preferred stock, in which case UnitedHealth Group will send a notice to the Depositary between 30 to 60 days prior to the date fixed for redemption). UnitedHealth Group will mail the notices to the holders’ addresses as they appear on UnitedHealth Group’s stock records. Each notice will state:

•	the redemption date;

•	the redemption price;

•	the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price; and

•	that dividends on the shares to be redeemed will cease to accrue on the redemption date.

      If UnitedHealth Group redeems fewer than all shares of any series of the preferred stock held by any holder, it also will specify in the notice the number of shares to be redeemed from the holder.

      If UnitedHealth Group has given notice of the redemption and has provided the funds for the payment of the redemption price, then beginning on the redemption date:

•	the dividends on the shares of preferred stock called for redemption will no longer accrue;

•	those shares will no longer be considered outstanding; and

•	the holders will no longer have any rights as shareholders except to receive the redemption price.

      When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by UnitedHealth Group. If UnitedHealth Group redeems fewer than all of the shares represented by any certificate, it will issue a new certificate representing the unredeemed shares without cost to the holder.

Conversion and Exchange

      If any series of offered preferred stock is convertible into common stock at the option of the holders or exchangeable for common stock at the option of UnitedHealth Group, the prospectus supplement relating to that series will include the terms and conditions governing such conversions and exchanges.

Rights Upon Liquidation

      Unless the applicable prospectus supplement states otherwise, if UnitedHealth Group voluntarily or involuntarily liquidates, dissolves or winds up its business, the holders of shares of each series of the preferred stock, and any other securities that have rights equal to that series of preferred stock under these circumstances, will be entitled to receive out of the assets of UnitedHealth Group that are available for distribution:

•	liquidation distributions in the amount stated in the applicable prospectus supplement; and

•	all accrued and unpaid dividends (whether or not declared),

before any distribution is made to holders of any securities ranking junior to the series of preferred stock.

      If the assets available for distribution to the holders of any series of preferred stock, and holders of any other securities that have rights equal to that series of preferred stock for purposes of distribution, are insufficient to pay all amounts to which those holders are entitled, then UnitedHealth Group will only make pro rata distributions to those holders.

      After UnitedHealth Group pays the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, the holders will have no right or claim to any of UnitedHealth Group’s remaining assets.

      Neither a sale of all or substantially all of UnitedHealth Group’s property and assets, nor a consolidation or merger of UnitedHealth Group, will be considered a dissolution, liquidation or winding up of UnitedHealth Group’s business.

Voting Rights

      Unless otherwise provided in the prospectus supplement, the holders of the preferred stock will not have any voting rights except as set forth below or as otherwise from time to time required by law.

      If the preferred stock is cumulative preferred stock, whenever dividends on the preferred stock are in arrears in an amount equal to at least six dividends (whether or not consecutive), the holders of a majority of the then outstanding shares of the preferred stock (voting separately as a single class with all other affected classes or series of capital stock ranking equal with the preferred stock upon which like voting rights have been conferred and are then exercisable) will be entitled to vote (either in person or by proxy)

for and elect two additional directors. The right of the holders of the preferred stock to vote for the election of the two directors may be exercised at any annual meeting or at any special meeting called for such purpose or at any adjournment thereof, until dividends in default on the outstanding shares of the preferred stock shall have been paid in full (or dividends shall have been declared and funds sufficient therefor set apart for payment).

      Directors so elected shall serve until the next annual meeting or until their successors shall be elected and shall qualify, unless the term of office of the persons so elected as directors shall have terminated by virtue of the payment in full of all dividends in arrears (or dividends shall have been declared and funds sufficient therefor set apart for payment).

      Unless otherwise provided in the prospectus supplement, UnitedHealth Group will not authorize, create or issue any shares of any other class or series of capital stock ranking senior to the preferred stock as to dividends or upon liquidation without the consent or affirmative vote of the holders of at least a majority of the outstanding shares of the preferred stock.

      As more fully described under “Description of Depositary Shares” below, if UnitedHealth Group elects to provide for the issuance of depositary shares representing fractional interests in a share of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

DESCRIPTION OF COMMON STOCK

      A description of UnitedHealth Group’s common stock is included in the registration statement on Form 8-A dated September 20, 1991, which is incorporated by reference. You may request a copy of this registration statement in the manner described under the heading “Where You Can Find More Information.”

DESCRIPTION OF DEPOSITARY SHARES

      This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered under that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

      The form of deposit agreement, including the form of depositary receipt, has been incorporated by reference as an exhibit to the registration statement.

      This section summarizes the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts. Because this is a summary, it does not contain all of the details found in the full text of the deposit agreement, the depositary shares and the depositary receipts. If you would like additional information, you should read the form of deposit agreement, the form of depository shares and the form of depositary receipts relating to the applicable series of preferred stock.

General

      UnitedHealth Group may offer fractional interests in preferred stock, rather than full shares of preferred stock. In such an event, UnitedHealth Group will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between UnitedHealth Group and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million (“Depositary”). The applicable prospectus supplement will set forth the name and address of the Depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying such depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, UnitedHealth Group may order the Depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at UnitedHealth Group’s expense.

Withdrawal of Preferred Stock

      If you surrender depositary receipts at the principal office of the Depositary (unless the related depositary shares have previously been called for redemption), you are entitled to receive at that office the number of shares of preferred stock and any money or other property represented by the depositary shares. UnitedHealth Group will not issue partial preferred stock. If you deliver depositary receipts evidencing a number of depositary shares that represent more than a whole number of shares of preferred stock, the Depositary will issue to you a new depositary receipt evidencing the excess number of depositary shares at the same time that the preferred stock is withdrawn. Holders of shares of preferred stock received in exchange for depositary shares will no longer be entitled to deposit those shares under the deposit agreement or to receive depositary shares in exchange for those shares of preferred stock.

Dividends and Other Distributions

      The Depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The Depositary will distribute only the amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The balance not distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of depositary shares.

      If there is a distribution other than in cash, the Depositary will distribute property to the holders of depositary shares, unless the Depositary determines that it is not feasible to make such distribution. If this occurs, the Depositary may, with UnitedHealth Group’s approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

      The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by UnitedHealth Group to holders of the preferred stock will be made available to the holders of depositary shares.

Conversion and Exchange

      Unless otherwise specified in the applicable prospectus supplement, the series of preferred stock underlying the depositary shares will not be convertible or exchangeable into any other class or series of capital stock of UnitedHealth Group.

Redemption of Deposited Preferred Stock

      If the series of the preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the redemption proceeds, in whole or in part, of the series of the preferred stock held by the Depositary. The Depositary will mail notice of redemption 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the Depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever UnitedHealth Group redeems preferred stock held by the Depositary, the Depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the Depositary.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon such redemption. The payments will be made when holders surrender their depositary receipts to the Depositary.

Voting of Deposited Preferred Stock

      Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the Depositary will mail information about the meeting contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of the depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the Depositary as to how the preferred stock underlying the holder’s depositary shares should be voted.

      The Depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. UnitedHealth Group will agree to take all action requested by and deemed necessary by the Depositary in order to enable the Depositary to vote the preferred stock in that manner. The Depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to the preferred stock.

Taxation

      Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for U.S. federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

•	no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

•	the tax basis of the preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for the preferred stock; and

•	the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.

Amendment and Termination of the Deposit Agreement

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between UnitedHealth Group and the Depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then outstanding. A deposit agreement may be terminated by UnitedHealth Group or the Depositary only if:

•	all outstanding depositary shares relating to the deposit agreement have been redeemed; or

•	there has been a final distribution on the preferred stock of the relevant series in connection with the liquidation, dissolution or winding up of UnitedHealth Group and the distribution has been distributed to the holders of the related depositary shares.

Charges of Depositary

      UnitedHealth Group will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. UnitedHealth Group will pay associated charges of the Depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

Miscellaneous

      UnitedHealth Group will forward to the holders of depositary shares all reports and communications that it must furnish to the holders of the preferred stock.

      Neither the Depositary nor UnitedHealth Group will be liable if the Depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. UnitedHealth Group’s obligations and the Depositary’s obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the Depositary nor UnitedHealth Group will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to UnitedHealth Group and/or the Depositary. UnitedHealth Group and the Depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

      The Depositary may resign at any time by delivering notice to UnitedHealth Group. UnitedHealth Group may also remove the Depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

DESCRIPTION OF SECURITIES WARRANTS

      This section describes the general terms and provisions of the Securities Warrants (as defined below). The prospectus supplement will describe the specific terms of the Securities Warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Securities Warrants.

      The forms of warrant agreements and the warrant certificates representing the Securities Warrants have been incorporated by reference as exhibits to the registration statement.

      UnitedHealth Group may issue warrants for the purchase of senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock (collectively, “Securities Warrants”). Securities Warrants may be issued alone or together with senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock offered by any prospectus supplement and may be attached to or separate from those securities. Each series of Securities Warrants will be issued under warrant agreements between UnitedHealth Group and a bank or trust company, as warrant agent, which will be described in the applicable prospectus supplement. The warrant agent will act solely as an agent of UnitedHealth Group in connection with the Securities Warrants and will not act as an agent or trustee for any holders or beneficial holders of Securities Warrants.

      This section summarizes the material terms and provisions of the warrant agreements and warrant certificates. Because this is only a summary, it does not contain all of the details found in the full text of the warrant agreements and the warrant certificates. If you would like additional information, you should read the applicable form of warrant agreement and the form of warrant certificate.

General

      If UnitedHealth Group offers Securities Warrants, the applicable prospectus supplement will describe their terms. If Securities Warrants for the purchase of senior debt securities or subordinated debt securities are offered, the applicable prospectus supplement will describe the terms of those Securities Warrants, including the following if applicable:

•	the offering price;

•	the currencies in which the Securities Warrants are being offered;

•	the designation, aggregate principal amount, currencies, denominations and terms of the series of the senior debt securities or subordinated debt securities that can be purchased if a holder exercises the Securities Warrants;

•	the designation and terms of any series of senior debt securities or subordinated debt securities with which the Securities Warrants are being offered and the number of Securities Warrants offered with each senior debt security or subordinated debt security;

•	the date on and after which the holder of the Securities Warrants can transfer them separately from the related common stock or series of senior debt securities or subordinated debt securities;

•	the principal amount of the series of senior debt securities or subordinated debt securities that can be purchased if a holder exercises the Securities Warrant and the price at which and currencies in which such principal amount may be purchased upon exercise;

•	the date on which the right to exercise the Securities Warrants begins and the date on which such right expires;

•	United States federal income tax consequences; and

•	any other terms of the Securities Warrants.

      Securities Warrants for the purchase of senior debt securities and subordinated debt securities will be in registered form only.

      If Securities Warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of such Securities Warrants, including the following where applicable:

•	the offering price;

•	the total number of shares that can be purchased if a holder of the Securities Warrants exercises them and, in the case of Securities Warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

•	the designation and terms of the series of preferred stock or depositary shares with which the Securities Warrants are being offered and the number of Securities Warrants being offered with each share of preferred stock, depositary share or share of common stock;

•	the date on and after which the holder of the Securities Warrants can transfer them separately from the related common stock or series of preferred stock or depositary shares;

•	the number of shares of preferred stock, depositary shares or shares of common stock that can be purchased if a holder exercises the Securities Warrant and the price at which such preferred stock, depositary shares or common stock may be purchased upon each exercise;

•	the date on which the right to exercise the Securities Warrants begins and the date on which that right expires;

•	United States federal income tax consequences; and

•	any other terms of the Securities Warrants.

      Securities Warrants for the purchase of preferred stock, depositary shares or common stock will be in registered form only.

      A holder of warrant certificates may (1) exchange them for new certificates of different denominations, (2) present them for registration of transfer and (3) exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any Securities Warrants to purchase senior debt securities or subordinated debt securities are exercised, the holder of the Securities Warrants will not have any of the rights of holders of the senior debt securities or subordinated debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying senior debt securities or subordinated debt securities or to enforce covenants in the applicable indenture. Until any Securities Warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of the Securities Warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

Exercise of Securities Warrants

      Each holder of a Securities Warrant is entitled to purchase the principal amount of senior debt securities or subordinated debt securities or number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates (or a later date if UnitedHealth Group extends the time for exercise), unexercised Securities Warrants will become void.

      A holder of Securities Warrants may exercise them by following the general procedure outlined below:

•	delivering to the warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

•	properly completing and signing the reverse side of the warrant certificate representing the Securities Warrants; and

•	delivering the warrant certificate representing the Securities Warrants to the warrant agent within five business days of the warrant agent receiving payment of the exercise price.

      If you comply with the procedures described above, your Securities Warrants will be considered to have been exercised when the warrant agent receives payment of the exercise price. After you have completed those procedures, UnitedHealth Group will, as soon as practicable, issue and deliver to you the senior debt securities, subordinated debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the Securities Warrants represented by a securities warrant certificate, a new securities warrant certificate will be issued to you for the unexercised amount of Securities Warrants. Holders of Securities Warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the Securities Warrants.

Amendments and Supplements to Securities Warrant Agreements

      UnitedHealth Group may amend or supplement a warrant agreement without the consent of the holders of the applicable Securities Warrants if the changes are not inconsistent with the provisions of the Securities Warrants and do not materially adversely affect the interests of the holders of the Securities Warrants. UnitedHealth Group and the warrant agent may also modify or amend a warrant agreement and the terms of the Securities Warrants if a majority of the then outstanding unexercised Securities Warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the Securities Warrants may be made without the consent of each holder affected by the modification or amendment.

Common Stock Warrant Adjustments

      Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a common stock warrant will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

•	if UnitedHealth Group issues capital stock as a dividend or distribution on its common stock;

•	if UnitedHealth Group subdivides, reclassifies or combines its common stock;

•	if UnitedHealth Group issues rights or warrants to all holders of its common stock entitling them (for a period expiring 45 days after the date fixed for determining the shareholders entitled to receive such rights or warrants) to purchase common stock at less than the current market price (as defined in the warrant agreement relating to that series of common stock warrants); or

•	if UnitedHealth Group distributes to all holders of its common stock evidences of its indebtedness or its assets (excluding certain cash dividends and distributions described below) or rights or warrants (excluding those referred to above).

      Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if UnitedHealth Group issues common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

      Holders of common stock warrants may have additional rights under the following circumstances:

•	a reclassification or change of the common stock;

•	a consolidation or merger involving UnitedHealth Group; or

•	a sale or conveyance to another corporation of all or substantially all of the property and assets of UnitedHealth Group.

      If one of the above transactions occurs and holders of UnitedHealth Group’s common stock are entitled to receive stock, securities, other property or assets (including cash) with respect to or in exchange for the common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

DESCRIPTION OF THE PREFERRED SECURITIES

General

      This section describes the general terms and provisions of the preferred securities that may be offered by this prospectus. The prospectus supplement will describe the specific terms of the series of the preferred securities offered under that prospectus supplement and any general terms outlined in this section that will not apply to those preferred securities. Currently, the terms of each trust are substantially the same.

      The preferred securities will be issued under the applicable trust agreement. The trust agreements have been qualified as indentures under the Trust Indenture Act. The forms of the trust agreements and preferred securities have been incorporated by reference as exhibits to the registration statement.

      The preferred securities will have the terms described in the applicable trust agreement or made part of the trust agreement by the Trust Indenture Act or the Delaware Statutory Trust Act. The terms of the preferred securities will mirror the terms of the junior subordinated debt securities held by each trust.

      This section summarizes the material terms and provisions of the trust agreement and the preferred securities. Because this is only a summary, it does not contain all of the details found in the full text of the trust agreement and the preferred securities. If you would like additional information you should read the applicable form of trust agreement and the form of preferred securities.

      The trust agreement of each trust authorizes the administrative trustees to issue on behalf of each trust one series of preferred securities and one series of common securities containing the terms described in a prospectus supplement. The proceeds from the sale of the preferred securities and common securities will be used by each trust to purchase a series of junior subordinated debt securities from UnitedHealth Group. The junior subordinated debt securities will be held in trust by the property trustee for the benefit of the holders of the preferred securities and the benefit of the holder of the common securities.

      Under the guarantee, UnitedHealth Group will agree to make payments of distributions and payments on redemption or liquidation with respect to the preferred securities, to the extent that the related trust holds funds available therefor and has not made such payments. See “Description of the Guarantee.”

      The assets of each trust available for distribution to you will be limited to payments received from UnitedHealth Group under the corresponding junior subordinated debt securities. If UnitedHealth Group fails to make a payment on the corresponding junior subordinated debt securities, the property trustee will not have sufficient funds to make related payments, including distributions, on the preferred securities.

      Each guarantee, when taken together with UnitedHealth Group’s obligations under the corresponding junior subordinated debt securities and the junior subordinated indenture, the applicable trust agreement and the expense agreement, will provide a full and unconditional guarantee of amounts due on the preferred securities issued by each trust.

      Each trust will redeem an amount of preferred securities equal to the amount of any corresponding junior subordinated debt securities redeemed.

      Specific terms relating to the preferred securities will be described in the applicable prospectus supplement, including:

•	the name of the preferred securities;

•	the dollar amount and number of preferred securities issued;

•	the annual distribution rate(s) (or method of determining such rate(s)), the payment date(s) and the record dates used to determine the holders who are to receive distributions;

•	the date from which distributions shall be cumulative;

•	the optional redemption provisions, if any, including the prices, time periods and other terms and conditions for which the preferred securities shall be purchased or redeemed, in whole or in part;

•	the terms and conditions, if any, upon which the junior subordinated debt securities may be distributed to the holders of the preferred securities by the trusts;

•	any securities exchange on which the preferred securities may be listed;

•	whether the preferred securities are to be issued in book-entry form and represented by one or more global certificates, and if so, the depositary for the global certificates and the specific terms of the depositary arrangements; and

•	any other relevant rights, preferences, privileges, limitations or restrictions of the preferred securities.

      The prospectus supplement will also describe certain United States federal income tax considerations applicable to any offering of preferred securities.

Redemption or Exchange

      Mandatory Redemption. If any corresponding junior subordinated debt securities are repaid or redeemed in whole or in part, whether at maturity or upon earlier redemption, the property trustee will use the proceeds from such repayment or redemption to redeem a Like Amount (as defined on page 46) of the preferred securities and common securities. The property trustee will give you at least 30 days’ notice, but not more than 60 days’ notice, before the Redemption Date (as defined below). The preferred securities and (unless there is a default under the junior subordinated debt securities) the common securities will be redeemed at a redemption price equal to the aggregate Liquidation Amount (as defined on page 46) of the preferred securities and common securities plus accumulated but unpaid distributions thereon to the date of redemption (“Redemption Date”) and the related amount of the premium, if any, paid by UnitedHealth Group (“Redemption Price”) upon the concurrent redemption of the corresponding junior subordinated debt securities. See “— Description of the Junior Subordinated Debt Securities Related to the Issuance of Preferred Securities — Redemption.”

      If less than all of any series of corresponding junior subordinated debt securities are to be repaid or redeemed on a Redemption Date, then the proceeds from the repayment or redemption shall be allocated, pro rata, to the redemption of the related preferred securities and the common securities.

      UnitedHealth Group may redeem any series of corresponding junior subordinated debt securities:

•	on or after such date as may be specified in the applicable prospectus supplement, in whole at any time or in part from time to time;

•	at any time, in whole (but not in part), upon the occurrence of a Tax Event (as defined on page 26) or an Investment Company Event (as defined on page 26); or

•	as may be otherwise specified in the applicable prospectus supplement.

      Distribution of Corresponding Junior Subordinated Debt Securities. UnitedHealth Group may at any time terminate any trust and, after satisfaction of the liabilities of creditors of the trust as provided by applicable law, cause the corresponding junior subordinated debt securities relating to the preferred securities and common securities issued by the trust to be distributed to the holders of the preferred securities and the holders of the common securities in liquidation of the trust.

      Tax Event or Investment Company Event Redemption. If a Tax Event or Investment Company Event relating to a series of preferred securities and common securities shall occur and be continuing, UnitedHealth Group may redeem the corresponding junior subordinated debt securities in whole (but not in part). This will cause a mandatory redemption of all of the related preferred securities and common securities at the Redemption Price within 90 days following the occurrence of the Tax Event or Investment Company Event.

      If a Tax Event or Investment Company Event relating to a series of preferred securities and common securities occurs and is continuing and UnitedHealth Group elects not to redeem the corresponding junior subordinated debt securities or to terminate the related trust and cause the corresponding junior subordinated debt securities to be distributed to holders of the preferred securities and common securities as described above, those preferred securities and common securities will remain outstanding and Additional Sums (as defined below) may be payable on the corresponding junior subordinated debt securities.

      “Additional Sums” means the additional amounts required to be paid so that the amount of distributions due and payable by a trust on outstanding preferred securities and common securities shall not be reduced because of any additional taxes, duties and other governmental charges to which a trust is subject because of a Tax Event.

      “Like Amount” means:

•	with respect to a redemption of any series of preferred securities and common securities, preferred securities and common securities of the series having a Liquidation Amount (as defined below) equal to that portion of the principal amount of corresponding junior subordinated debt securities to be contemporaneously redeemed. The Like Amount will be allocated to the common securities and to the preferred securities based upon their relative Liquidation Amounts. The proceeds will be used to pay the Redemption Price of the preferred securities and common securities; and

•	with respect to a distribution of corresponding junior subordinated debt securities to holders of any series of preferred securities and common securities, corresponding junior subordinated debt securities having a principal amount equal to the Liquidation Amount of the related preferred securities and common securities.

      “Liquidation Amount” means, unless otherwise provided in the applicable prospectus supplement, $25 per preferred security and common security.

      Once the liquidation date is fixed for any distribution of corresponding junior subordinated debt securities for any series of preferred securities:

•	the series of preferred securities will no longer be deemed to be outstanding;

•	The Depository Trust Company, New York, New York (“DTC”), or its nominee, as the record holder of the series of preferred securities, will receive a registered global certificate or certificates representing the corresponding junior subordinated debt securities to be delivered upon the distribution; and

•	certificates representing the series of preferred securities not held by DTC or its nominee will be deemed to represent the corresponding junior subordinated debt securities. Those certificates will bear accrued and unpaid interest in an amount equal to the accrued and unpaid distributions on the series of preferred securities until the certificates are presented to the administrative trustees of the applicable trust or their agent for transfer or reissuance.

      The market prices for the preferred securities or the corresponding junior subordinated debt securities cannot be assured. Accordingly, the preferred securities that you may purchase, or the corresponding junior subordinated debt securities that you may receive on dissolution and liquidation of a trust, may trade at a discount to the price that you paid for the preferred securities offered hereby.

Redemption Procedures

      Preferred securities redeemed on a Redemption Date shall be:

•	redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the corresponding junior subordinated debt securities; and

•	payable on each Redemption Date only to the extent that the related trust has funds on hand available for the payment of the Redemption Price.

      If notice of redemption is given, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the property trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of the preferred securities. See “Book-Entry Issuance.” If the preferred securities are no longer in book-entry form, the property trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the preferred securities, funds sufficient to pay the applicable Redemption Price and will give the paying agent irrevocable instructions and authority to pay the Redemption Price to the holders of the preferred securities upon surrender of the certificates evidencing the preferred securities.

      Distributions payable on or prior to the Redemption Date for any preferred securities called for redemption shall be payable to the holders on the relevant record dates for the related distribution dates.

      If notice of redemption is given and funds deposited as required, all of the rights of the holders of the preferred securities to be redeemed will cease, except for right to receive the Redemption Price, and the preferred securities will cease to be outstanding.

      If a Redemption Date is not a business day, then payment of the Redemption Price payable on the Redemption Date will be made on the next succeeding day which is a business day (and without any interest or other payment in respect of any delay). However, if the business day falls in the next calendar year, then payment will be made on the immediately preceding business day.

      If payment of the Redemption Price of the preferred securities called for redemption is improperly withheld or refused and not paid either by the trust or by UnitedHealth Group pursuant to the guarantee, then distributions on the preferred securities will continue to accrue at the then applicable rate from the Redemption Date to the date such Redemption Price is actually paid. In this case the actual payment date will be the Redemption Date for purposes of calculating the Redemption Price.

      Subject to applicable law (including, without limitation, federal securities law), UnitedHealth Group or its subsidiaries may at any time and from time to time purchase outstanding preferred securities by tender offer, in the open market or by private agreement.

      Payment of the Redemption Price on the preferred securities and any distribution of corresponding junior subordinated debt securities to holders of preferred securities shall be payable to the holders on the relevant record date. The record date shall be one business day prior to the relevant Redemption Date or liquidation date, as applicable. However, if the preferred securities are not in book-entry form, the relevant record date for such preferred securities shall be at least 15 days prior to the Redemption Date or liquidation date.

      If less than all of the preferred securities and common securities issued by a trust are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of the preferred securities and common securities to be redeemed shall be allocated pro rata to the preferred securities and the common securities based upon the relative Liquidation Amounts of such classes. The property trustee will select the preferred securities to be redeemed on a pro rata basis not more than 60 days prior to the Redemption Date, by a method deemed fair and appropriate by it. The property trustee will promptly notify the registrar in writing of the preferred securities selected for redemption and, in the case of any preferred securities selected for partial redemption, the Liquidation Amount thereof to be redeemed.

      Holders of the preferred securities will receive notice of any redemption at least 30 days but not more than 60 days before the Redemption Date at the holder’s registered address. Unless UnitedHealth Group defaults in the payment of the Redemption Price on the corresponding junior subordinated debt securities, on and after the Redemption Date, interest will cease to accrue on the junior subordinated debt securities or portions thereof (and distributions will cease to accrue on the related preferred securities or portions thereof) called for redemption.

Subordination of Common Securities

      Payment of distributions on, and the Redemption Price of, each trust’s preferred securities and common securities, as applicable, shall be made pro rata based on the liquidation amount of the preferred securities and common securities. However, if an event of default under the junior subordinated indenture shall have occurred and is continuing, no payment may be made on any of the trust’s common securities, unless all unpaid amounts on each of the trust’s outstanding preferred securities shall have been made or provided for in full.

      If an event of default under the junior subordinated indenture has occurred and is continuing, UnitedHealth Group as holder of the trust’s common securities will be deemed to have waived any right to act with respect to the event of default under the applicable trust agreement until the effect of all events of default with respect to the preferred securities have been cured, waived or otherwise eliminated. Until the events of default under the applicable trust agreement with respect to the preferred securities have been so cured, waived or otherwise eliminated, the property trustee will act solely on the behalf of the holders of the preferred securities and not on behalf of UnitedHealth Group as holder of the trust’s common securities, and only the holders of preferred securities will have the right to direct the property trustee to act on their behalf.

Liquidation Distribution Upon Termination

      Each trust agreement states that each trust shall be automatically terminated upon the expiration of the term of the trust and shall also be terminated on the first to occur of:

•	the bankruptcy, dissolution or liquidation of UnitedHealth Group;

•	the distribution of a Like Amount of the junior subordinated debt securities directly to the holders of the preferred securities and common securities. For this distribution, UnitedHealth Group must give at least 30 days written notice to the property trustee;

•	the redemption of all of the preferred securities and common securities of a trust; and

•	a court order for the dissolution of a trust is entered.

      If dissolution of a trust occurs as described in the first, second and fourth bullets above, all of the junior subordinated trustees shall liquidate such trust as quickly as possible. After paying all amounts owed to creditors, the junior subordinated trustees will distribute to the holders of the preferred securities and the common securities either:

•	a Like Amount of junior subordinated debt securities; or

•	if the distribution of the junior subordinated debt securities is determined by the property trustee not to be practical, cash assets equal to the aggregate Liquidation Amount per preferred security and common security specified in an accompanying prospectus supplement, plus accumulated and unpaid distributions thereon to the date of payment.

      If a trust cannot pay the full amount due on its preferred securities and common securities because insufficient assets are available for payment, then the amounts payable by such trust on its preferred securities and common securities shall be paid pro rata. However, if an event of default under the junior subordinated indenture has occurred and is continuing, the total amounts due on the preferred securities shall be paid before any distribution on the common securities.

Events of Default; Notice

      The following are events of default under the trust agreements:

•	the occurrence of an event of default under the junior subordinated indenture;

•	failure by the property trustee to pay any distribution when due and such failure continues for 30 days;

•	failure by the property trustee to pay any Redemption Price when due;

•	failure to perform in any material respect, any other covenant or warranty by a junior subordinated trustee in a trust agreement for a period of 60 days after the defaulting junior subordinated trustee receives notice from holders of at least 25% in aggregate principal amount of the outstanding preferred securities; or

•	certain events of bankruptcy or insolvency with respect to the property trustee, and the failure by UnitedHealth Group to appoint a successor property trustee within 60 days of such bankruptcy or insolvency.

      Within five business days after an event of default under the trust agreement becomes known to the property trustee, the property trustee will notify the holders of the preferred securities and the holders of the common securities, the administrative trustees and UnitedHealth Group, unless such event of default has been cured or waived.

      UnitedHealth Group and the administrative trustees must file annually with the property trustee a certificate stating whether or not they are in compliance with all the applicable conditions and covenants under the applicable trust agreement.

      If the property trustee fails to enforce its rights under any trust agreement or the junior subordinated indenture to the fullest extent permitted by law, and subject to the terms of the trust agreement and the junior subordinated indenture, the holders of the preferred securities may sue UnitedHealth Group, or seek other remedies, to enforce the property trustee’s rights under the trust agreement or the junior subordinated indenture with respect to junior subordinated debt securities having a principal amount equal to the Liquidation Amount of the holder’s preferred securities without first instituting a legal proceeding against the property trustee or any other person.

      If any action under the junior subordinated indenture is entitled to be taken by the holders of at least a specified percentage of the principal amount of the junior subordinated debt securities, holders of the same percentage of the Liquidation Amount of preferred securities may then take action if it is not taken by the property trustee. However, if UnitedHealth Group fails to pay principal, premium or interest on the junior subordinated debt securities, you may sue UnitedHealth Group, or seek other remedies, to collect your pro rata share of payments owed.

Removal of Junior Subordinated Trustees

      Unless an event of default under a trust agreement has occurred and is continuing, any trustee may be removed and replaced at any time by UnitedHealth Group. If an event of default under a trust agreement has occurred and is continuing, the property trustee and the Delaware trustee may be removed or replaced by the holders of at least a majority in Liquidation Amount of the outstanding preferred securities. Only UnitedHealth Group has the right to remove or replace the administrative trustees. No resignation or removal of any of the junior subordinated trustees and no appointment of a successor to the resigned or removed junior subordinated trustee shall be effective until the acceptance of appointment by the successor in accordance with the provisions of the applicable trust agreement.

Co-Trustees and Separate Property Trustee

      Unless an event of default under a trust agreement has occurred and is continuing, if the property trustee no longer meets the legal requirements of the Trust Indenture Act of 1939 or any jurisdiction in which any part of the trust property may at the time be located, the holder of the common securities and the administrative trustees shall have the power:

•	to appoint one or more persons approved by the property trustee either to act as co-trustee, jointly with the property trustee, of all or any part of the trust property, or to act as separate junior subordinated trustee of any trust property, in either case with the powers as may be provided in the instrument of appointment; and

•	to vest in the person(s) any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable trust agreement.

      If an event of default under a trust agreement has occurred and is continuing, only the property trustee may appoint a co-trustee or separate property trustee.

Merger or Consolidation of Property Trustee or Delaware Trustee

      If the property trustee or the Delaware trustee merges, converts, or consolidates with or into another entity or sells its trust operations to another entity, the new entity shall be the successor of the property trustee or Delaware trustee, as applicable, under each trust agreement, provided that the corporation or other entity shall be qualified and eligible to be a junior subordinated trustee.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

      A trust may not merge with or into, consolidate, amalgamate, or be replaced by, or transfer or lease all or substantially all of its properties and assets to any other entity (“Merger Event”), except as described below. A trust may, at UnitedHealth Group’s request, with the consent of the administrative trustees and without the consent of the holders of the preferred securities outstanding, merge with or into, consolidate, amalgamate or be replaced by another trust provided that:

•	the successor entity either (1) expressly assumes all of the obligations of the trust relating to the preferred securities or (2) substitutes for the preferred securities other securities with terms substantially similar to the preferred securities (successor securities) so long as the successor securities rank the same as the preferred securities for distributions and payments upon liquidation, redemption and otherwise;

•	UnitedHealth Group expressly appoints a trustee of the successor entity who has the same powers and duties as the property trustee of the trust with respect to the junior subordinated debt securities;

•	the successor securities are listed or will be listed on the same national securities exchange or other organization that the preferred securities are listed on;

•	the Merger Event does not cause the preferred securities or successor securities to be downgraded by any national statistical rating organization;

•	the Merger Event does not adversely affect the rights, preferences and privileges of the holders of the preferred securities or successor securities in any material way;

•	the successor entity has a purpose substantially similar to that of the trust;

•	prior to the Merger Event, UnitedHealth Group has received an opinion of counsel stating that:

(i) the Merger Event does not adversely affect the rights of the holders of the preferred securities or any successor securities in any material way; and

(ii) following the Merger Event, neither the trust nor the successor entity will be required to register as an investment company under the Investment Company Act; and

•	UnitedHealth Group owns all of the common securities of the successor entity and guarantees the successor entity’s obligations under the successor securities in the same manner provided by the related guarantee.

      The trusts and any successor entity must always be classified as grantor trusts for federal tax purposes unless all of the holders of the preferred securities approve otherwise.

Voting Rights; Amendment of Each Trust Agreement

      Holders of the preferred securities have no voting rights except as discussed under “Description of the Preferred Securities — Mergers, Consolidations, Amalgamations or Replacements of the Trust” and “Description of the Guarantee — Amendments and Assignment,” and as otherwise required by law and the applicable trust agreement.

      UnitedHealth Group, the property trustee and the administrative trustees may amend each trust agreement without the consent of the holders of the preferred securities:

•	to fix any ambiguity or inconsistency; or

•	to modify, eliminate or add provisions to the applicable trust agreement as shall be necessary to ensure that each trust shall at all times be classified as a grantor trust for federal income tax purposes.

      UnitedHealth Group and the junior subordinated trustees may amend each trust agreement for any other reason as long as the holders of at least a majority in aggregate Liquidation Amount of the preferred securities agree, and the junior subordinated trustees receive an opinion of counsel which states that the amendment will not affect the applicable trust status as a grantor trust for income tax purposes, or its exemption from regulation as an investment company under the Investment Company Act, except to:

•	change the amount and/or timing or otherwise adversely affect the method of payment of any distribution or Liquidation Amount on the preferred securities or common securities; or

•	restrict the right of the preferred security holder or the right of the common security holder to institute suit for enforcement of any distribution of the Liquidation Amount on the preferred securities or common securities.

      The changes described above require the approval of each holder of the preferred securities affected.

      So long as corresponding junior subordinated debt securities of a trust are held by the property trustee of that trust, the junior subordinated trustees shall not:

•	direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or executing any trust or power conferred on the debenture trustee with respect to the corresponding junior subordinated debt securities;

•	waive any past default under Section 5.13 of the junior subordinated indenture;

•	cancel an acceleration of the principal of the corresponding junior subordinated debt securities; or

•	agree to any change in the junior subordinated indenture or the corresponding junior subordinated debt securities, where the junior subordinated trustees’ approval is required, without obtaining the prior approval of the holders of at least a majority in the aggregate Liquidation Amount of all outstanding related preferred securities. However, if the junior subordinated indenture requires the consent of each holder of corresponding junior subordinated debt securities that is affected, then the property trustee must get approval of all holders of the preferred securities.

      The junior subordinated trustees cannot change anything previously approved by the holders of the preferred securities without getting them to approve the change. The property trustee shall notify the holders of the preferred securities of any notice of default relating to the corresponding junior subordinated debt securities.

      In addition, prior to taking any of the foregoing actions, the junior subordinated trustees must obtain an opinion of counsel stating that the trust will continue to be classified as a grantor trust for federal income tax purposes.

      As described in each trust agreement, the property trustee may hold a meeting to have the holders of the preferred securities vote on a change or have the holders approve the change by written consent.

      If the preferred security holders’ vote is taken or a consent is obtained, any preferred securities that are owned by UnitedHealth Group, the junior subordinated trustees or any affiliate of any of them shall, for purposes of the vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

      The preferred securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. The specific terms of the depositary arrangements with respect to a series of preferred securities will be described in the applicable prospectus supplement. See “Book-Entry Issuance.”

Payment and Paying Agents

      Payments in respect of the preferred securities shall be made to a depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates or, if any trust’s preferred securities are not held by a depositary, the payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register.

      Unless otherwise specified in the applicable prospectus supplement, the paying agent shall initially be the property trustee. The paying agent shall be permitted to resign as paying agent upon 30 days’ written notice to the property trustee and UnitedHealth Group. If the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and UnitedHealth Group) to act as paying agent.

Registrar and Transfer Agent

      Unless otherwise specified in the applicable prospectus supplement, the property trustee will act as registrar and transfer agent for the preferred securities.

      Registration of transfers of preferred securities will be effected without charge by or on behalf of each trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. No transfers of preferred securities called for redemption will be registered.

Information Concerning the Property Trustee

      The property trustee will perform only such duties as are specifically set forth in each trust agreement. Upon an event of default under a trust agreement, the property trustee must use the same degree of care and skill in the exercise of its duties as a prudent person would exercise or use in the conduct of his or her own affairs. The property trustee is under no obligation to exercise any of the powers given it by the applicable trust agreement at the request of the holders of the preferred securities unless it is offered reasonable security or indemnity against the costs, expenses and liabilities that it might incur.

      If no event of default under a trust agreement has occurred and is continuing, and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the applicable trust agreement or is unsure of the application of any provisions of the applicable trust agreement, and the matter is not one on which the preferred security holders are entitled to vote, then the property trustee shall:

•	take certain action as is directed by UnitedHealth Group; and

•	if not so directed, shall take whatever action that the property trustee deems advisable and in the best interests of the holders of the preferred securities and common securities of the applicable trust and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

      The administrative trustees are authorized and directed to conduct the affairs of and to operate the trusts in the manner that:

•	no trust will be deemed to be an “investment company” required to be registered under the Investment Company Act or to be taxed as a corporation for federal income tax purposes;

•	the corresponding junior subordinated debt securities will be treated as indebtedness of UnitedHealth Group for federal income tax purposes.

      In connection with the above, UnitedHealth Group and the administrative trustees are authorized to take any action, not inconsistent with applicable law or the certificate of trust of each trust or each trust agreement, that UnitedHealth Group and the administrative trustees determine in their discretion to be necessary or desirable for such purposes.

      The holders of the preferred securities will have no preemptive or similar rights. A trust may not borrow money, issue debt or mortgages, or pledge any of its assets.

Governing Law

      Each trust agreement will be governed by and construed in accordance with the laws of the State of Delaware.

DESCRIPTION OF THE GUARANTEE

General

      UnitedHealth Group will execute a guarantee, for the benefit of the holders of the preferred securities at the same time that a trust issues the preferred securities. The guarantee trustee will hold the guarantee for the benefit of the holders of the preferred securities.

      The guarantee will be qualified as an indenture under the Trust Indenture Act. The form of guarantee has been incorporated by reference as an exhibit to the registration statement.

      This section summarizes the material terms and provisions of the guarantee. Because this is only a summary, it does not contain all of the details found in the full text of the guarantee. If you would like additional information you should read the form of guarantee agreement. Capitalized terms used but not defined under “Description of the Guarantee” have the meanings in the guarantee.

      UnitedHealth Group will irrevocably agree to pay to the holders of the preferred securities in full the Guarantee Payments (as defined below) as and when due, regardless of any defense, right of set-off or counterclaim which the trust may have or assert other than the defense of payment. The following payments, to the extent not paid by a trust (“Guarantee Payments”), will be subject to the guarantee:

•	any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has applicable funds available to make the payment;

•	the redemption price and all accrued and unpaid distributions to the date of redemption with respect to preferred securities called for redemption, to the extent that the trust has funds available to make the payment; or

•	upon a voluntary or involuntary dissolution, winding up or liquidation of the trust (other than in connection with a distribution of corresponding junior subordinated debt securities to you or the redemption of all the related preferred securities), the lesser of:

(a) the aggregate of the Liquidation Amount specified in the prospectus supplement for each preferred security plus all accrued and unpaid distributions on the preferred securities to the date of payment; and

(b) the amount of assets of the trust remaining available for distribution to the holders of the preferred securities.

      Each guarantee will be an irrevocable guarantee on a subordinated basis of the related trust’s obligations under the preferred securities, but will apply only to the extent that the related trust has funds sufficient to make the payments, and is not a guarantee of collection.

      No single document executed by UnitedHealth Group related to the issuance of the preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of the applicable guarantee, the applicable trust agreement, the junior subordinated indenture and the expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under its preferred securities.

Status of Guarantees

      Each guarantee will constitute an unsecured obligation of UnitedHealth Group and will rank:

•	equally with the most senior preferred securities issued by UnitedHealth Group after the date of this prospectus and with any guarantee entered into by UnitedHealth Group in respect of any preferred securities of any affiliate of UnitedHealth Group;

•	subordinate and junior in right of payment to all other liabilities of UnitedHealth Group; and

•	senior to the common stock.

      Each guarantee will rank equally with all guarantees issued by UnitedHealth Group. The guarantee will constitute a guarantee of payment and not of collection (in other words you may sue UnitedHealth Group, or seek other remedies, to enforce your rights under the guarantee without first suing any other person or entity). Each guarantee will be held for the benefit of the holders of the preferred securities. Each guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not previously paid by the trust or upon distribution to you of the corresponding series of junior subordinated debt securities.

Amendments and Assignment

      Except with respect to any changes which do not adversely affect the rights of the holders of the preferred securities in any material respect (in which case consent will not be required), the guarantee may only be amended with the prior approval of the holders of at least a majority in aggregate Liquidation Amount of the outstanding preferred securities. A description of the manner in which approval may be obtained is described under “Description of the Preferred Securities — Voting Rights; Amendment of Each Trust Agreement.” All guarantees and agreements contained in each guarantee will be binding on UnitedHealth Group’s successors, assigns, receivers, trustees and representatives and shall inure to the benefit of the holders of the related preferred securities then outstanding.

Events of Default

      An event of default under each guarantee occurs if UnitedHealth Group fails to make any of its required payments or perform its obligations under the guarantee.

      The holders of at least a majority in aggregate Liquidation Amount of the related preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee relating to the guarantee or to direct the exercise of any trust or power given to the guarantee trustee under the guarantee.

      You may institute a legal proceeding directly against UnitedHealth Group to enforce your rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

      UnitedHealth Group, as guarantor, is required to file annually with the guarantee trustee a certificate as to whether or not UnitedHealth Group is in compliance with all the conditions and covenants applicable to it under the guarantee.

Information Concerning the Guarantee Trustee

      The guarantee trustee, other than during the occurrence and continuance of an event of default by UnitedHealth Group in the performance of any guarantee, will only perform the duties that are specifically described in the guarantee. After an event of default with respect to any guarantee, the guarantee trustee will exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee is under no obligation to exercise any of its powers as described in the guarantee at the request of the holders of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that it might incur.

Termination of Preferred Securities Guarantees

      Each guarantee will terminate once the related preferred securities are paid in full or upon distribution of the corresponding series of junior subordinated debt securities to the holders of the preferred securities. Each guarantee will continue to be effective or will be reinstated if at any time the holders of the preferred securities are required to restore payment of any sums paid under the preferred securities or the guarantee.

Governing Law

      The guarantee will be governed by and construed in accordance with the laws of the State of New York.

THE EXPENSE AGREEMENT

      Pursuant to an expense agreement entered into by UnitedHealth Group under each trust agreement, UnitedHealth Group will irrevocably and unconditionally guarantee, to each person or entity to whom the applicable trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of each trust, other than obligations of the trust to holders of the preferred securities pursuant to the terms of the preferred securities or other similar interests.

RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE CORRESPONDING JUNIOR
SUBORDINATED DEBT SECURITIES AND THE GUARANTEES

Full and Unconditional Guarantee

      Payments of distributions and other amounts due on the preferred securities (to the extent the trust has funds available for the payments) will be irrevocably guaranteed by UnitedHealth Group to the extent described under “Description of the Guarantee.” No single document executed by UnitedHealth Group in connection with the issuance of the preferred securities will provide for its full, irrevocable and unconditional guarantee of the preferred securities. It is only the combined operation of UnitedHealth Group’s obligations under the related guarantee, the related trust agreement, the corresponding series of junior subordinated debt securities, the junior subordinated indenture and the expense agreement that has the effect of providing a full, irrevocable and unconditional guarantee of the trust’s obligations under the related series of preferred securities.

      If UnitedHealth Group does not make payments on any series of corresponding junior subordinated debt securities, the related trust will not pay distributions or other amounts on the related preferred securities. The guarantee does not cover payments of distributions when the related trust does not have sufficient funds to pay such distributions. If that occurs, your remedy is to sue UnitedHealth Group, or seek other remedies, to enforce your rights under the guarantee as a preferred security holder without first instituting a legal proceeding against the guarantee trustee.

Sufficiency of Payments

      As long as UnitedHealth Group makes payments of interest and other payments when due on each series of corresponding junior subordinated debt securities, the payments will be sufficient to cover the payment of distributions and other payments due on the related preferred securities, primarily because:

•	the aggregate principal amount of each series of corresponding junior subordinated debt securities will be equal to the sum of the aggregate Liquidation Amount of the related preferred securities and common securities;

•	the interest rate and interest and other payment dates on each series of corresponding junior subordinated debt securities will match the distribution rate and distribution and other payment dates for the related preferred securities;

•	UnitedHealth Group shall pay for any and all costs, expenses and liabilities of a trust except the trust’s obligations to holders of its preferred securities under the preferred securities; and

•	each trust agreement provides that the trust will not engage in any activity that is not consistent with the limited purposes of the trust.

      Notwithstanding anything to the contrary in the junior subordinated indenture, UnitedHealth Group has the right to set-off any payment it is otherwise required to make thereunder with and to the extent UnitedHealth Group has theretofore made, or is concurrently on the date of the payment making, a payment under the related guarantee.

Enforcement Rights of Holders of Preferred Securities

      You may institute a legal proceeding directly against UnitedHealth Group to enforce your rights as a preferred security holder under the related guarantee without first instituting a legal proceeding against the guarantee trustee, the related trust or any other person or entity.

      A default or event of default under any Senior and Subordinated Debt of UnitedHealth Group would not constitute a default or event of default under the trust agreements. However, in the event of payment defaults under, or acceleration of, Senior and Subordinated Debt of UnitedHealth Group, the subordination provisions of the junior subordinated indenture provide that no payments may be made in respect of the corresponding junior subordinated debt securities until the Senior and Subordinated Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of corresponding junior subordinated debt securities would constitute an event of default under the trust agreements.

Limited Purpose of Issuers

      Each trust’s preferred securities evidence a beneficial interest in the respective trust, and each trust exists for the sole purpose of issuing its preferred securities and common securities and investing the proceeds thereof in corresponding junior subordinated debt securities. A principal difference between the rights of a holder of a preferred security and a holder of a corresponding junior subordinated debt security is that a holder of a corresponding junior subordinated debt security is entitled to receive from UnitedHealth Group the principal amount of and interest accrued on the corresponding junior subordinated debt securities held, while a holder of preferred securities is entitled to receive distributions from the trust (or from UnitedHealth Group under the applicable guarantee) if and to the extent the trust has funds available for the payment of distributions.

Rights Upon Termination

      Upon any voluntary or involuntary termination, winding up or liquidation of any trust involving a liquidation of the corresponding junior subordinated debt securities held by a trust, you will be entitled to receive, out of assets held by that trust, the Liquidation Distribution in cash as a holder of the preferred securities. See “Description of the Preferred Securities — Liquidation Distribution Upon Termination.”

Upon any voluntary or involuntary liquidation or bankruptcy of UnitedHealth Group, the property trustee, as holder of the corresponding junior subordinated debt securities, would be a subordinated creditor of UnitedHealth Group, subordinated in right of payment to all Senior and Subordinated Debt, but entitled to receive payment in full of the principal, premium, if any, and interest on the junior subordinated debt securities, before any of UnitedHealth Group’s common shareholders receive payments or distributions.

      Since UnitedHealth Group is the guarantor under each guarantee and has agreed to pay for all costs, expenses and liabilities of each trust (other than the trust’s obligations to you), your position as a holder of preferred securities and the position of a holder of the corresponding junior subordinated debt securities relative to other creditors and to shareholders of UnitedHealth Group in the event of liquidation or bankruptcy of UnitedHealth Group are expected to be substantially the same.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

      UnitedHealth Group may issue purchase contracts for the purchase and sale of, or whose cash value is determined by reference or linked to the performance, level or value of, securities of one or more issuers, including our common or preferred stock or other debt or equity securities described in this prospectus or debt or equity securities of third parties.

      UnitedHealth Group refers to each property described above as a “purchase contract property.” Each purchase contract will obligate:

•	the holder to purchase or sell, and obligate us to sell or purchase, on specified dates, one or more purchase contract properties at a specified price or prices; or

•	the holder or us to settle the purchase contract by reference to the value, performance or level of one or more purchase contract properties, on specified dates and at a specified price or prices.

      Some purchase contracts may include multiple obligations to purchase or sell different purchase contract properties, and both we and the holder may be sellers or buyers under the same purchase contract. No holder of a purchase contract will have the rights of a holder of the underlying property under the contract, including any right to receive payments on that property, until the purchase contract is exercised.

      The prospectus supplement will contain, where applicable, the following information about the purchase contract:

•	whether the purchase contract obligates the holder to purchase or sell, or both purchase and sell, one or more purchase contract properties and the nature and amount of each of those properties, or the method of determining those amounts;

•	whether the purchase contract is to be settled by delivery, or by reference or linkage to the value, performance or level of, the purchase contract properties;

•	any acceleration, cancellation, termination or other provisions relating to the settlement of the purchase contract;

•	whether the purchase contract will be issued as part of a unit and, if so, the other securities comprising the unit; and

•	whether the purchase contract will be issued in fully registered or bearer form and in global or non-global form.

      The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase the purchase contract property. These units are called “purchase units.” If UnitedHealth Group issues a purchase contract as part of a unit, the accompanying prospectus supplement will state whether the contract will be separable from the other securities in the unit before the contract settlement date. The purchase contracts may require us to make periodic payments to the holders of the purchase units or vice versa, and these payments may be unsecured or refunded on some basis. The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner.

      The applicable prospectus supplement will describe the terms of the purchase contracts or purchase units. A copy of the purchase agreement will be filed with the SEC in connection with the offering of purchase contracts and purchase units. The description in the prospectus supplement will not necessarily be complete, and you should read the purchase contracts, and, if applicable, collateral or depositary arrangements, relating to the purchase contracts or purchase units.

BOOK-ENTRY ISSUANCE

      This section summarizes the terms and provisions of series of debt securities issued, in whole or in part, in the form of global securities deposited with, or on behalf of, The Depository Trust Company, referred to in this prospectus as “DTC.” DTC is a limited-purpose trust company organized under the New York Banking Law that is a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with DTC to facilitate the settlement among participants of transactions in deposited securities through electronic computerized book-entry changes in participants’ accounts. This computerized process eliminates the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. These entities are considered to be “direct participants” of DTC. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system also is available to others, known as “indirect participants,” such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with direct participants, either directly or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

      DTC may act as securities depositary for the debt securities offered under this prospectus. Each debt security represented by a global security is referred to as a book-entry security. Upon initial issuance, all book-entry securities of the same series, bearing interest, if any, at the same rate or pursuant to the same formula, and having the same date of issuance, redemption provisions, repayment provisions, stated maturity and other terms, will be represented by one or more global securities. Each global security representing book-entry securities will be deposited with or on behalf of DTC and will be registered in the name of DTC or a nominee of DTC. Unless otherwise specified in the applicable prospectus supplement, all book-entry securities will be denominated in U.S. dollars.

      Purchases of debt securities within the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser, whom we refer to as a “beneficial owner,” is in turn recorded on the direct and indirect participants’ records. DTC has no knowledge of the identity of the actual beneficial owners of the debt securities; its records reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers. Beneficial owners will not receive certificates representing their ownership interests in book-entry securities, unless use of the book-entry system is discontinued for the relevant securities. Beneficial owners will not receive written confirmation from DTC of their purchases, but are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased the debt securities. Transfers of ownership interests in the debt securities will be accomplished by entries on the books of participants acting on behalf of beneficial owners.

      Payments of principal, any premium and interest on book-entry securities will be made directly to DTC or its nominee, as the case may be, as the sole registered holder of the book-entry securities. UnitedHealth Group understands that DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payments on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices. Neither UnitedHealth Group nor the trustee or any paying or other agent of either of us will be responsible or liable for:

•	any aspect of DTC’s records relating to, or payments made on account of, its participants;

•	maintaining, supervising or reviewing any of DTC’s records relating to the interests of its participants; or

•	any other aspect of the relationship between DTC and its participants, or the relationship between DTC’s participants and the beneficial owners.

      Beneficial owners will not be considered the registered holders of the debt securities for any purpose under the applicable indenture. Accordingly, each beneficial owner must rely on the procedures of DTC or, if the beneficial owner is not a participant, on the procedures of the participant through which the beneficial owner owns its interest, to exercise any rights of a registered holder under the applicable indenture. The laws of some jurisdictions require that some purchasers of securities take physical delivery of the securities in certificated form. These limits and laws may impair the ability to transfer beneficial interests in a global security.

      As the registered holder of each global security, DTC may appoint agents and otherwise authorize participants to give or take any request, demand, authorization, direction, notice, consent, waiver or other action that a registered holder is entitled to give or take under the applicable indenture. It is our understanding that under existing industry practices, if UnitedHealth Group requests that the registered holders take any action, or if a beneficial owner desires to give or take any action that a registered holder is entitled to give or take, then DTC would authorize the participants holding the relevant beneficial interests to give or take such action and the participants would authorize beneficial owners owning through them to give or take the action or would otherwise act upon the instructions of the beneficial owners.

      No global security representing book-entry securities may be exchanged or transferred, except as a whole by a nominee of DTC to DTC or another of its nominees, or by DTC or its nominees to a successor of DTC or a nominee of the successor.

      UnitedHealth Group may, at our option, decide to discontinue use of the system of book-entry transfers. DTC may discontinue providing its services as securities depositary with respect to any of the debt securities at any time by giving reasonable notice to us and the relevant trustee. After an event of default, the system of book-entry transfers may be terminated. In each case, if a successor securities depositary is not obtained, certificates representing the debt securities will be printed and delivered as DTC’s participants direct.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the trusts and UnitedHealth Group believe to be accurate, but the trusts and UnitedHealth Group assume no responsibility for the accuracy thereof. Neither the trusts nor UnitedHealth Group has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

PLAN OF DISTRIBUTION

      UnitedHealth Group may sell the securities (a) through underwriters or dealers, (b) directly to one or more purchasers, or (c) through agents. The prospectus supplement will include the names of underwriters, dealers or agents retained. The prospectus supplement also will include the purchase price of the securities, UnitedHealth Group’s proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters’ compensation, and any securities exchanges on which the securities may be listed.

      The underwriters will acquire the securities for their own account. They may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

      Underwriters, dealers, and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act, and any discounts or commissions received by them from UnitedHealth Group and any profit on the resale of the securities by them may be treated as underwriting discounts and commissions under the Securities Act.

      UnitedHealth Group may have agreements with the underwriters, dealers, and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, UnitedHealth Group or its subsidiaries in the ordinary course of their businesses.

      UnitedHealth Group may authorize underwriters, dealers and agents to solicit offers by certain specified institutions to purchase securities from UnitedHealth Group at the public offering price set forth in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions included in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of the contracts.

      Unless the prospectus supplement states otherwise, all securities will be new issues of securities with no established trading market. Any underwriters who purchase securities from UnitedHealth Group for public offering and sale may make a market in the securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. UnitedHealth Group cannot give any assurance concerning the liquidity of the trading market for any securities.

LEGAL MATTERS

      Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for UnitedHealth Group by Dorsey & Whitney LLP, counsel to UnitedHealth Group, and for the trusts by Richards, Layton & Finger, counsel to the trusts.

EXPERTS

      The consolidated financial statements as of and for the years ended December 31, 2003 and 2002 incorporated in this prospectus and elsewhere in the registration statement by reference from the UnitedHealth Group Incorporated Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated February 10, 2004, which is incorporated by reference (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the adoption of a new accounting principle and (ii) the application of procedures relating to certain other disclosures and reclassifications of financial statement amounts related to the 2001 consolidated financial statements that were audited by other auditors who have ceased operations and for which they have expressed no opinion or other form of assurance other than with respect to such disclosures and reclassifications) and have been so incorporated in reliance upon the report of such firm given their authority as experts in accounting and auditing.

      On May 15, 2002, our Board of Directors and Audit Committee ended our engagement with Arthur Andersen LLP as our independent public accountants, effective May 15, 2002, and engaged Deloitte & Touche LLP, effective May 16, 2002, to serve as our independent auditors for fiscal year 2002. Arthur Andersen LLP has informed us that it will no longer be able to issue written consents to the inclusion of its reports in our registration statements and has not consented to the incorporation by reference of its reports on our financial statements for the fiscal years ended December 31, 2001 and December 31, 2000 in this prospectus supplement. Rule 437a of the Securities Act of 1933, as amended, permits us to include these reports on the financial statements incorporated by reference in this prospectus supplement without the consent of Arthur Andersen LLP. Because Arthur Andersen LLP has not consented to the incorporation by reference of its reports in this prospectus supplement, your ability to recover for claims against Arthur Andersen LLP will be limited. In particular, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen LLP or any omission to state a material fact required to be stated therein.

      You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. UnitedHealth Group has not authorized anyone else to provide you with different information. Neither UnitedHealth Group, the trusts nor the underwriters are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

Subject to Completion, Dated March 19, 2004

$2,000,000,000

UnitedHealth Group Incorporated

Debt Securities

Preferred Stock
Common Stock
Depositary Shares
Securities Warrants
Purchase Contracts
Purchase Units

UHC CAPITAL I

UHC CAPITAL II
UHC CAPITAL III
UHC CAPITAL IV

Preferred Securities

Fully and unconditionally guaranteed, as described in this prospectus, by

UnitedHealth Group Incorporated

Prospectus

                                        ,

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

SEC Registration Fee	$221,725
Accounting Fees and Expenses	30,000
Legal Fees and Expenses	50,000
Trustee’s and Depositary Fees and Expenses	25,000
Printing Expenses	15,000
Blue Sky and Legal Investment Fees and Expenses	25,000
Rating Agencies’ Fees	275,000
Miscellaneous	208,275

Total	$850,000

      All fees and expenses other than the SEC registration fee are estimated. The expenses listed above will be paid by UnitedHealth Group.

Item 15.     Indemnification of Directors and Officers

      Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity (as defined) of such person against judgments, penalties, fines (including, without limitation, excise taxes assessed against such person with respect to any employee benefit plan), settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified therefor by another organization or employee benefit plan; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations. “Proceeding” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation.

      Our Bylaws provide for the indemnification of such persons, for such expenses and liabilities, in such manner, under such circumstances and to such extent as permitted by Section 302A.521 of the Minnesota Business Corporation Act. We maintain a standard policy of directors and officers insurance.

      In the Underwriting Agreements, forms of which are incorporated by reference herein, the Underwriters will agree to indemnify, under certain conditions, UnitedHealth Group, its directors, certain of its officers and persons who control UnitedHealth Group within the meaning of the Securities Act of 1933, as amended (the “Act”) against certain liabilities.

Item 16.     List of Exhibits

Number	Description

1.1	Proposed form of Underwriting Agreement with respect to the Debt Securities (incorporated by reference to Exhibit 1.1 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).
1.2	Proposed form of Underwriting Agreement with respect to the Preferred Securities (to be filed by amendment or in a Current Report on Form 8-K).

3.1	Articles of Amendment to Second Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2001).

3.2	Articles of Merger amending the Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1999).

3.3	Second Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit 3(a) to the Company’s Annual Report on Form 10-K for the year ended December 31, 1996).

3.4	Second Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3(d) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2002).

4.1	Senior Indenture dated as of November 15, 1998 between UnitedHealth Group and The Bank of New York, as Senior Note Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.2	Amendment, dated as of November 6, 2000, to Senior Indenture, dated as of November 15, 1998, between the Company and The Bank of New York (incorporated by reference to Exhibit 4.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

4.3	Subordinated Indenture dated as of November 15, 1998 between UnitedHealth Group and The Bank of New York, as Subordinated Note Trustee (incorporated by reference to Exhibit 4.2 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.4	Junior Subordinated Indenture dated as of November 15, 1998 between UnitedHealth Group and The Bank of New York, as Debenture Trustee (incorporated by reference to Exhibit 4.3 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.5	Certificate of Trust of UHC Capital I (incorporated by reference to Exhibit 4.4 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.6	Certificate of Trust of UHC Capital II (incorporated by reference to Exhibit 4.5 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.7	Certificate of Trust of UHC Capital III (incorporated by reference to Exhibit 4.6 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.8	Certificate of Trust of UHC Capital IV (incorporated by reference to Exhibit 4.7 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.9	Trust Agreement, with respect to UHC Capital I, dated October 20, 1998, between UnitedHealth Group, The Bank of New York (Delaware) as Trustee and the Administrative Trustees named therein (incorporated by reference to Exhibit 4.8 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.10	Trust Agreement, with respect to UHC Capital II, dated October 20, 1998, between UnitedHealth Group, The Bank of New York (Delaware) as Trustee and the Administrative Trustees named therein (incorporated by reference to Exhibit 4.9 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.11	Trust Agreement, with respect to UHC Capital III dated October 20, 1998, between UnitedHealth Group, The Bank of New York (Delaware) as Trustee and the Administrative Trustees named therein (incorporated by reference to Exhibit 4.10 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

Number	Description

4.12	Trust Agreement, with respect to UHC Capital IV, dated October 20, 1998, between UnitedHealth Group, The Bank of New York (Delaware) as Trustee and the Administrative Trustees named therein (incorporated by reference to Exhibit 4.11 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.13	Form of Amended and Restated Trust Agreement (incorporated by reference to Exhibit 4.12 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.14	Form of Senior Debt Security (incorporated by reference to Exhibit 4.13 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.15	Form of Subordinated Debt Security (incorporated by reference to Exhibit 4.14 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.16	Form of Preferred Security Certificate (incorporated by reference to Exhibit 4.15 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.17	Form of Junior Subordinated Debt Security (incorporated by reference to Exhibit 4.16 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.18	Form of Guarantee Agreement (incorporated by reference to Exhibit 4.17 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.19	Proposed Form of Certificate of Designations (Convertible) (incorporated by reference to Exhibit 4.18 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.20	Proposed Form of Certificate of Designations (Non-Convertible) (incorporated by reference to Exhibit 4.19 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.21	Form of Deposit Agreement (incorporated by reference to Exhibit 4.20 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.22	Form of Depositary Receipt (incorporated by reference to Exhibit 4.21 to the Company’s Registration Statement on Form S-3 (File No. 333-66013)).

4.23	Form of Common Stock Warrant Agreement.

4.24	Form of Common Stock Warrant Certificate (included as part of Exhibit 4.23).

4.25	Form of Preferred Stock Warrant Agreement.

4.26	Form of Preferred Stock Warrant Certificate (included as part of Exhibit 4.25).

4.27	Form of Debt Securities Warrant Agreement.

4.28	Form of Debt Securities Warrant Certificate (included as part of Exhibit 4.27).

5.1	Opinion and consent of Dorsey & Whitney LLP as to the legality of the Debt Securities, Preferred Stock and Guarantees to be issued by UnitedHealth Group Incorporated.

5.2	Opinion of Richards, Layton & Finger as to the legality of the Preferred Securities to be issued by UHC Capital I, UHC Capital II, UHC Capital III and UHC Capital IV.

12.1	Computation of ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Dorsey & Whitney LLP (included as part of Exhibit 5.1).

23.3	Consent of Richards, Layton & Finger (included as part of Exhibit 5.2).

24.1	Power of attorney from directors of UnitedHealth Group signing by an attorney-in-fact.

25.1	Form T-1 Statement of Eligibility of The Bank of New York to act as Senior Trustee and Subordinated Trustee under the Senior Indenture, as amended.

Number	Description

25.2	Form T-1 Statement of Eligibility of The Bank of New York to act as Senior Trustee and Subordinated Trustee under the Subordinated Indenture.

25.3	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Junior Subordinated Indenture.

25.4	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee with respect to the Amended and Restated Trust Agreement of UHC Capital I.

25.5	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee with respect to the Amended and Restated Trust Agreement of UHC Capital II.

25.6	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee with respect to the Amended and Restated Trust Agreement of UHC Capital III.

25.7	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee with respect to the Amended and Restated Trust Agreement of UHC Capital IV.

25.8	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Guarantee Agreement for the benefit of the holders of Preferred Securities of UHC Capital I.

25.9	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Guarantee Agreement for the benefit of the holders of Preferred Securities of UHC Capital II.

25.10	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Guarantee Agreement for the benefit of the holders of Preferred Securities of UHC Capital III.

25.11	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Guarantee Agreement for the benefit of the holders of Preferred Securities of UHC Capital IV.

Item 17.     Undertakings

      Each of the undersigned registrants hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in the information set forth in the registration statement;

      Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by UnitedHealth Group pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      Each of undersigned registrants hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of UnitedHealth Group’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, each registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, State of Minnesota, on March 19, 2004.

UNITEDHEALTH GROUP INCORPORATED

By	/s/ WILLIAM W. MCGUIRE, M.D.

William W. McGuire, M.D.,
Chairman and Chief Executive Officer

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 19, 2004.

Signature	Title

/s/ WILLIAM W. MCGUIRE, M.D. William W. McGuire, M.D.	Chairman and Chief Executive Officer (principal executive officer)

/s/ PATRICK J. ERLANDSON Patrick J. Erlandson	Chief Financial Officer (principal financial officer and accounting officer)

* William C. Ballard, Jr.	Director

* Richard T. Burke	Director

* Stephen J. Hemsley	Director

* James A. Johnson	Director

* Thomas H. Kean	Director

* Douglas W. Leatherdale	Director

* Mary O. Mundinger	Director

* Robert L. Ryan	Director

* Donna E. Shalala	Director

Signature		Title

* William G. Spears		Director

* Gail R. Wilensky		Director

*By	/s/ DAVID J. LUBBEN David J. Lubben As Attorney-In-Fact

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, UHC Capital I certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, and State of Minnesota, on March 19, 2004.

UHC CAPITAL I

By:	UNITEDHEALTH GROUP INCORPORATED

as Depositor

By	/s/ DAVID J. LUBBEN

David J. Lubben,
Secretary

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, UHC Capital II certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, and State of Minnesota, on March 19, 2004.

UHC CAPITAL II

By:	UNITEDHEALTH GROUP INCORPORATED

as Depositor

By	/s/ DAVID J. LUBBEN

David J. Lubben,
Secretary

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, UHC Capital III certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, and State of Minnesota, on March 19, 2004.

UHC CAPITAL III

By:	UNITEDHEALTH GROUP INCORPORATED

as Depositor

By	/s/ DAVID J. LUBBEN

David J. Lubben,
Secretary

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, UHC Capital IV certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minnetonka, and State of Minnesota, on March 19, 2004.

UHC CAPITAL IV

By:	UNITEDHEALTH GROUP INCORPORATED

as Depositor

By	/s/ DAVID J. LUBBEN

David J. Lubben,
Secretary

EXHIBIT INDEX

Number	Description

4.23	Form of Common Stock Warrant Agreement.

4.24	Form of Common Stock Warrant Certificate (included as part of Exhibit 4.23).

4.25	Form of Preferred Stock Warrant Agreement.

4.26	Form of Preferred Stock Warrant Certificate (included as part of Exhibit 4.25).

4.27	Form of Debt Securities Warrant Agreement.

4.28	Form of Debt Securities Warrant Certificate (included as part of Exhibit 4.27).

5.1	Opinion and consent of Dorsey & Whitney LLP as to the legality of the Debt Securities, Preferred Stock and Guarantees to be issued by UnitedHealth Group Incorporated.

5.2	Opinion of Richards, Layton & Finger as to the legality of the Preferred Securities to be issued by UHC Capital I, UHC Capital II, UHC Capital III and UHC Capital IV.

12.1	Computation of ratio of earnings to fixed charges and to combined fixed charges and preferred stock dividends.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Dorsey & Whitney LLP (included as part of Exhibit 5.1).

23.3	Consent of Richards, Layton & Finger (included as part of Exhibit 5.2).

24.1	Power of attorney from directors of UnitedHealth Group signing by an attorney-in-fact.

25.1	Form T-1 Statement of Eligibility of The Bank of New York to act as Senior Trustee and Subordinated Trustee under the Senior Indenture, as amended.

25.2	Form T-1 Statement of Eligibility of The Bank of New York to act as Senior Trustee and Subordinated Trustee under the Subordinated Indenture.

25.3	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Junior Subordinated Indenture.

25.4	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee with respect to the Amended and Restated Trust Agreement of UHC Capital I.

25.5	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee with respect to the Amended and Restated Trust Agreement of UHC Capital II.

25.6	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee with respect to the Amended and Restated Trust Agreement of UHC Capital III.

25.7	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee with respect to the Amended and Restated Trust Agreement of UHC Capital IV.

25.8	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Guarantee Agreement for the benefit of the holders of Preferred Securities of UHC Capital I.

25.9	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Guarantee Agreement for the benefit of the holders of Preferred Securities of UHC Capital II.

25.10	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Guarantee Agreement for the benefit of the holders of Preferred Securities of UHC Capital III.

25.11	Form T-1 Statement of Eligibility of The Bank of New York to act as Trustee under the Guarantee Agreement for the benefit of the holders of Preferred Securities of UHC Capital IV.